Exhibit 10.1

EXECUTION VERSION

INCREMENTAL AGREEMENT No.1, dated as of August 13, 2015 (this “Agreement”), among HD Supply, Inc. (the “Borrower”), the Guarantors, Bank of America, N.A., as administrative agent (the “Administrative Agent”), Bank of America, N.A. as an Incremental Term Loan Lender (the “Fronting Incremental Term Loan Lender”) and the other Lenders party hereto (the “Lenders”).

WHEREAS, reference is hereby made to the Credit Agreement dated as of April 12, 2012 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among the Borrower, the Administrative Agent and the financial institutions party thereto.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement;

WHEREAS, pursuant to Section 2.5 of the Credit Agreement, the Borrower may request new term loan commitments from certain financial institutions (each an “Incremental Term Loan Lender”) as set forth in Schedule I hereto (the “Incremental Term Loan Commitments” and the loans thereunder, the “Incremental Term Loans”);

WHEREAS, the Borrower has notified the Administrative Agent that it is requesting the borrowing of $850,000,000 of Incremental Term Loans (the “Increase”) pursuant to Section 2.5 of the Credit Agreement, which upon funding shall be a new Tranche under the Credit Agreement having the same terms, subject to the Incremental Amendments (as defined below) as the outstanding Term Loans (the “Existing Term Loans”) under the Credit Agreement and subject to the conditions set forth herein and in the Credit Agreement.

WHEREAS, upon the Effective Date, each Term Lender that shall have executed and delivered a consent attached as Exhibit A hereto (a “Consent”) under the “Cashless Settlement Option” (each, a “Cashless Option Lender”) shall be deemed to have converted all (or such lesser amount as the Administrative Agent may allocate) of its Existing Term Loans (which Existing Term Loans shall thereafter no longer be deemed to be outstanding) for Incremental Term Loans in the same aggregate principal amount as such Term Lender’s Term Loans under and as defined in the Credit Agreement (or such lesser amount as the Administrative Agent may allocate), and such Term Lender shall thereafter be an Incremental Term Loan Lender under the Credit Agreement;

WHEREAS, upon the Effective Date, each Term Lender that shall not have executed a Consent hereto, shall be repaid in full, and the Borrower shall pay to each such Term Lender all accrued and unpaid interest on such Term Lender’s Existing Term Loan to, but not including, the Effective Date;

WHEREAS, each Term Lender under and as defined in the Credit Agreement that signs a Consent wishes to agree that (A) to the extent its Term Loans under and as defined in the Credit Agreement are not being repaid on the Effective Date, it waives its right to receive a pro rata share of any repayment occurring on the Effective Date pursuant to Section 3.8 of the Credit Agreement and (B) subject to the provisions of this Agreement, it waives any conditions set forth in Section 2.5 of the Credit Agreement to the funding of the Incremental Term Loans;

WHEREAS the proceeds of the Increase will be used, together with cash on hand and other sources, to refinance the outstanding Existing Term Loans and for general corporate purposes (including paying any fees, commissions and expenses associated therewith) (the incurrence of the Incremental Term Loans, and the purposes specified herein, the “Transaction”);

WHEREAS, the Incremental Term Loan Lenders have agreed to make the Incremental Term Loans on the terms set forth herein

WHEREAS, pursuant to Section 2.5(d) of the Credit Agreement, the Borrower and the Administrative Agent may amend the Credit Agreement and the other Loan Documents to reflect, among other things, technical changes necessary or appropriate to give effect to the Incremental Term Loan and the Borrower and the Administrative Agent, together with the Incremental Term Loan Lenders and the Required Lenders (calculated after giving effect to the incurrence of the Incremental Term Loans and the payoff of the Existing Term Loans) desire to amend the Credit Agreement pursuant to Section 2.5(d) (the “Incremental Amendments”) as set forth below; and

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.              Incremental Term Loans.

(a)           Each party hereto agrees as follows:

(i)            (A) each Incremental Term Loan Lender shall be considered a Lender for all purposes under the Loan Documents on and from the Effective Date (as defined herein); and (B) except as the context otherwise requires (the determination of which shall be made by the Borrower in good faith and shall be conclusive), each Incremental Term Loan shall be considered a “Term Loan” for all purposes under the Loan Documents on and from the Effective Date;

(ii)           on the Effective Date, (A) the Fronting Incremental Term Loan Lender agrees to be bound by the terms of the Loan Documents and to make Incremental Term Loans to the Borrower in an aggregate amount not to exceed $732,861,582.18 and (B) any Cashless Option Lender shall not have to make a loan on the Effective Date but shall be deemed to have rolled over its Existing Term Loan in accordance with the terms hereof, and such Existing Term Loans shall be replaced by Incremental Term Loans hereunder and such Cashless Option Lender shall be deemed an Incremental Term Loan Lender hereunder;

(iii)          the Maturity Date of the Incremental Term Loans shall be August 13, 2021;

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(iv)          the Applicable Margin for the Incremental Term Loans shall be (i) with respect to ABR Loans, 1.75% per annum and (ii) with respect to Eurocurrency Loans, 2.75% per annum;

(v)           the aggregate Incremental Term Loans of all the Incremental Term Loan Lenders shall be payable in consecutive quarterly installments beginning on December 31, 2015, up to and including the Maturity Date (subject to reduction as provided in Section 3.4 of the Credit Agreement), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Incremental Term Loans then outstanding):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Maturity Date	0.25% of the original aggregate principal amount of the Incremental Term Loans
Maturity Date	all unpaid aggregate principal amounts of any outstanding Incremental Term Loans

(vi)          notwithstanding anything in Section 3.4(a) of the Credit Agreement to the contrary, if on or prior to the date that is six months after the Effective Date the Borrower makes an optional prepayment of the Incremental Term Loans pursuant to a Repricing Transaction (as defined below), the Borrower shall pay to the Administrative Agent, for the ratable account of each Incremental Term Loan Lender, a prepayment premium of 1.0% of the aggregate principal amount of Incremental Term Loans being prepaid. If, on or prior to the date that is six months after the Effective Date, the Borrower effects an amendment of the Credit Agreement that results in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a fee equal to 1.0% of the aggregate principal amount of Incremental Term Loans of such Incremental Term Loan Lender outstanding immediately prior to the date of effectiveness of such Repricing Transaction;

(vii)         except as set forth herein or otherwise specified in the Incremental Amendments, the Incremental Term Loans shall have terms identical to the Existing Term Loans and will constitute Term Loans for all purposes under the Credit Agreement;

(viii)        the aggregate amount of the Incremental Term Loans made under this Agreement shall have an initial Interest Period as set forth in the notice of borrowing delivered in connection herewith; and

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(ix)          the Borrower shall use the proceeds of the Incremental Term Loans as set forth in the recitals to this Agreement.

(b)           Without limiting the generality of the foregoing and except as set forth in this Agreement, the Incremental Term Loans shall: (i) constitute Obligations and have all of the benefits thereof, (ii) have terms, rights, remedies, privileges and protections identical to those applicable to Term Loans under the Credit Agreement and each of the other Loan Documents and (iii) be secured by the Liens granted (I) to the Collateral Agent for the benefit of the Secured Parties under the Collateral Documents and/or (II) the Secured Parties in their capacity as such (or any of them).

(c)           For purposes of this Section, the following terms shall have the meanings set forth below:

“Repricing Transaction”: other than in connection with a transaction involving a Change of Control, the prepayment of the Incremental Term Loans by the Borrower with the proceeds of secured term loans (including any new, amended or additional loans or Term Loans under the Credit Agreement, whether as a result of an amendment to the Credit Agreement or otherwise), that are broadly marketed or syndicated to banks and other institutional investors in financings similar to the Incremental Term Loans and having an effective interest cost or weighted average yield (as determined prior to such prepayment by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith, and excluding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance, but including any Eurocurrency Rate floor or similar floor that is higher than the then applicable Eurocurrency Rate) that is less than the interest rate for or weighted average yield (as determined prior to such prepayment by the Administrative Agent on the same basis) of the Incremental Term Loans immediately prior to such prepayment, including as may be effected through any amendment to the Credit Agreement relating to the interest rate for, or weighted average yield of, the Incremental Term Loans.

Section 2.              Incremental Amendments.  Subject to the terms and conditions set forth herein, the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example:  double-underlined text) as set forth in Exhibit B hereto.

Section 3.              Representations and Warranties.  In order to induce the Lenders to consent to this Agreement, the Borrower represents and warrants to each of the Lenders and the Administrative Agent that on and as of the date hereof after giving effect to this Agreement, (i) no Default or Event of Default exists as of the Effective Date; (ii) all representations and warranties set forth in Section 4 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and (iii) the

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execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Borrower, has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity (whether considered in a proceeding in equity or at law).

Section 4.              Effect of Agreement.  On and after the effectiveness of this Agreement, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Agreement.  The Credit Agreement and each of the other Loan Documents, as specifically amended by this Agreement, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall not be impaired or limited by the execution or effectiveness of this Agreement.  The Borrower hereby confirms that each Loan Document and all collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of all “Obligations” (in each case as such terms are defined in the applicable Loan Document). The Borrower hereby covenants to take, and to cause each other Loan Party to take, any action reasonably requested by the Collateral Agent in accordance with Section 6.9(d) of the Credit Agreement to continue the validity, perfection and priority of the Liens created pursuant to the Security Documents. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as an amendment or waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute an amendment or waiver of any provision of any of the Loan Documents.

Section 5.              Conditions to Effectiveness.  The effectiveness of Section 1 and Section 2 of this Agreement and the obligation of the Incremental Term Loan Lenders to make their Incremental Term Loans hereunder shall be subject to the satisfaction of the following conditions precedent (the date upon which Section 1 and Section 2 of this Agreement become effective, the “Effective Date”):

(a)           The Administrative Agent shall have received each of the following, each dated the Effective Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)            from each Loan Party and the Fronting Incremental Term Loan Lender which is party hereto, duly signed counterparts of this Agreement and from each Cashless Option Lender a duly signed Consent (which shall be deemed part of this Agreement);

(ii)           a favorable written opinion of each of Debevoise & Plimpton LLP, counsel to the Borrower and each Guarantor and local counsel for the Loan

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Parties in each jurisdiction reasonably requested by the Administrative Agent, addressed to the Administrative Agent, Collateral Agent and each Lender signatory hereto, dated the Effective Date; and

(iii)          a “Life-of-Loan” flood hazard determination notice for each real property encumbered by a Mortgage and if such real property is located in a special flood hazard area, (x) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party and (y) evidence of flood insurance required by the Credit Agreement in form and substance satisfactory to the Administrative Agent.

(b)           the Incremental Term Loan Lender shall have received all fees and other amounts due and payable under Section 6 on, or contemporaneously with, the Effective Date, to the extent invoiced at least two Business Days prior to such date, in each case, unless otherwise agreed between the Borrower and the Administrative Agent;

(c)           the Administrative Agent shall have received (A) true and complete copies of resolutions of the board of directors of the Borrower and each Guarantor approving and authorizing the execution, delivery and performance of this Agreement, and the performance of the Credit Agreement as amended by this Agreement, certified as of the Effective Date by a Responsible Officer, secretary or assistant secretary of the Borrower or such Guarantor, as applicable, as being in full force and effect without modification or amendment and (B) good standing certificate (or the equivalent thereof) for each Loan Party reasonably requested by the Administrative Agent from its jurisdiction of formation;  and

(d)           all of the conditions in Section 5.2 of the Credit Agreement have been satisfied.

Section 6.              Post-Closing Actions.  The Administrative Agent shall have received, within 180 days of the Effective Date, unless waived or extended by the Administrative Agent in its reasonable discretion either:

(a)           email correspondence provided to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, from local counsel in the jurisdiction in which the Mortgaged Property is located substantially to the effect that:

(i)            the recording of the existing Mortgage is the only filing or recording necessary to give constructive notice to third parties of the lien created by such Mortgage as security for the Obligations (as defined in the Mortgages), including the obligations evidenced by the Credit Agreement, as amended pursuant to this Agreement, and the other documents executed in connection therewith, for the benefit of the Secured Parties; and

(ii)           no other documents, instruments, filings, recordings, rerecordings, re-filings or other actions, including, without limitation, the payment of any

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mortgage recording taxes or similar taxes, are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the Lien created by such Mortgage as security for the Obligations (as defined in the Mortgages), including the obligations evidenced by the Credit Agreement, as amended pursuant to this Agreement, and the other documents executed in connection therewith, for the benefit of the Secured Parties; or

(b)           such other documentation with respect to the Mortgaged Property, in each case in form and substance reasonably acceptable to the Administrative Agent, as shall confirm the enforceability, validity and perfection of the lien in favor of the Secured Parties, including, if determined to be necessary or advisable by the Administrative Agent:

(i)            an amendment to the existing Mortgages (each a “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where each Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Administrative Agent and otherwise approved by the applicable local counsel for filing in the appropriate jurisdiction;

(ii)           A datedown endorsement to the existing mortgage title insurance policies (each, a “Mortgage Policy,” collectively, the “Mortgage Policies”) relating to the Mortgage encumbering the Mortgaged Property subject to such Mortgage assuring the Administrative Agent that such Mortgage, as amended by such Mortgage Amendment is a valid and enforceable first priority lien on such Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties free and clear of all defects, encumbrances and liens except for Permitted Liens, and such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent;

(iii)          With respect to each Mortgage Amendment relating to Mortgaged Property, an opinion of local counsel to the Loan Parties with respect to recordability and enforceability of such Mortgage Amendment in form and substance reasonably satisfactory to the Administrative Agent;

(iv)          With respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including without limitation, a so-called “gap” indemnification) as shall be required to induce the title company to issue the Mortgage Policies; and

(v)           Evidence acceptable to the Administrative Agent of payment by the Borrower of all applicable title insurance premiums, search and examination charges, and related charges, mortgage recording taxes, fees, charges, costs and

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expenses required for the recording of the Mortgage Amendments and issuance of the Mortgage Policies.

Section 7.              Fees.

(a)           Subject to paragraph (b) below, the Lead Borrower shall pay (or procure the payment of) the following to the Incremental Term Loan Lender (i) any fees set out in a separate agreement dated on or about the date of this Agreement between the Borrower and the arrangers for the Incremental Term Loans, and (ii) as compensation for the funding of the Incremental Term Loan Lenders’ Incremental Term Loans, a fee (which may be in the form of original issue discount) in an amount equal to 0.50% of such Incremental Term Loan Lender’s participation in the Increase which is made on the Effective Date.  Such fees will be in all respects fully earned, due and payable on the Effective Date, to the extent such Incremental Term Loan Lender funds its Incremental Term Loan, and non-refundable and non-creditable thereafter and may be netted against Incremental Term Loans made by such Incremental Term Loan Lender.

(b)           The Borrower shall pay the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent.

(c)           Notwithstanding any provision of this Agreement, no fees, costs or expenses of the Incremental Term Loan Lenders, Administrative Agent or other Secured Party of any kind shall be payable unless and until the Effective Date occurs.

Section 8.              Acknowledgement and Affirmation.

(a)           Each Loan Party hereby expressly acknowledges the terms of this Agreement and affirms or reaffirms, as applicable, as of the date hereof the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Agreement and the transactions contemplated hereby.

(b)           Each Loan Party, by its signature below, hereby affirms and confirms (1) its obligations under each of the Loan Documents to which it is a party, and (2) the pledge of and/or grant of a security interest in its assets as Collateral to secure such Obligations, all as provided in the Security Documents as originally executed, and acknowledges and agrees that such guarantee, pledge and/or grant continue in full force and effect in respect of, and to secure, such Obligations under the Credit Agreement and the other Loan Documents.

Section 9.              Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract.  Delivery of an executed counterpart of this Agreement by facsimile transmission or electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

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Section 10.            Applicable Law.  THIS AMENDMENT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 11.            Certain Tax Matters. Solely for purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Incremental Term Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HD SUPPLY, INC.
as Borrower

By:	/s/ Evan J. Levitt
Name:	Evan J. Levitt
Title:	Senior Vice President and
Chief Financial Officer

[Incremental Agreement No. 1]

GUARANTORS

PROVALUE, LLC

LBM HOLDINGS, LLC

HD SUPPLY FM SERVICES, LLC

HSI IP, INC.

HDS POWER SOLUTIONS, INC.

HD SUPPLY WATERWORKS GROUP, INC.

HD SUPPLY POWER SOLUTIONS GROUP, INC.

HD SUPPLY SUPPORT SERVICES, INC. HD SUPPLY MANAGEMENT, INC.

HD SUPPLY HOLDINGS, LLC

HD SUPPLY GP & MANAGEMENT, INC.

HD SUPPLY FACILITIES MAINTENANCE GROUP, INC.

HD SUPPLY CONSTRUCTION SUPPLY GROUP, INC.

CREATIVE TOUCH INTERIORS, INC. BRAFASCO HOLDINGS, INC.

BRAFASCO HOLDINGS II, INC.

HD SUPPLY REPAIR & REMODEL, LLC

WHITE CAP CONSTRUCTION SUPPLY, INC.

HDS IP HOLDING, LLC

By:	/s/ Dan S. McDevitt
Name:	Dan S. McDevitt
Title:	Vice President and Corporate
Secretary

[Incremental Agreement No. 1]

HD SUPPLY CONSTRUCTION
SUPPLY, LTD.
By:	HD Supply GP & Management, Inc.,
its general partner

By:	/s/ Dan S. McDevitt
Name:	Dan S. McDevitt
Title:	Vice President and Corporate
Secretary

HD SUPPLY POWER SOLUTIONS, LTD.
By:	HD Supply GP & Management, Inc.,
its general partner

By:	/s/ Dan S. McDevitt
Name:	Dan S. McDevitt
Title:	Vice President and Corporate
Secretary

HD SUPPLY FACILITIES
MAINTENANCE, LTD.
By:	HD Supply GP & Management, Inc.,
its general partner

By:	/s/ Dan S. McDevitt
Name:	Dan S. McDevitt
Title:	Vice President and Corporate
Secretary

HD SUPPLY WATERWORKS, LTD.
By:	HD Supply GP & Management, Inc.,
its general partner

By:	/s/ Dan S. McDevitt
Name:	Dan S. McDevitt
Title:	Vice President and Corporate
Secretary

[Incremental Agreement No. 1]

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Matt Lynn
Name:	Matt Lynn
Title:	Managing Director

[Signature Page to Incremental Agreement No. 1]

BANK OF AMERICA, N.A.
as Fronting Incremental Term Loan Lender

By:	/s/ Matt Lynn
Name:	Matt Lynn
Title:	Managing Director

[Signature Page to Incremental Agreement No. 1]

Schedule I

Lender	Incremental Term Loan Commitment
Bank of America, N.A.	732,861,582.18
Cashless Option Lenders	117,138,417.82
Total	$850,000,000

Exhibit A

CONSENT TO INCREMENTAL AMENDMENT NO. 1

CONSENT (this “Consent”) to Incremental Agreement No. 1 (the “Agreement”) to that certain Credit Agreement dated as of April 30, 2012 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among HD Supply, Inc. (the “Borrower”), the Guarantors, Bank of America, N.A., as administrative agent (the “Administrative Agent”) and the lenders party thereto.

Capitalized terms used in this Consent but not defined in this Consent have the meanings assigned to such terms in the Credit Agreement and Agreement, as applicable.

Existing Term Lenders

The undersigned Term Lender hereby irrevocably and unconditionally approves the Agreement and consents to convert 100% of the outstanding principal amount of the Existing Term Loans held by such Lender (or such lesser amount allocated to such Lender by the Administrative Agent) into Incremental Term Loans under the Credit Agreement in a like principal amount.  In the event a lesser amount is allocated the difference between the current amount and the allocated amount will be prepaid on the Effective Date. In furtherance of the foregoing, (A) to the extent its Term Loans under and as defined in the Credit Agreement are not being repaid on the Effective Date, the undersigned hereby waives its right to receive a pro rata share of any repayment occurring on the Effective Date pursuant to Section 3.8 of the Credit Agreement and (B) subject to the provisions of this Agreement, the undersigned hereby waives any conditions set forth in Section 2.5 of the Credit Agreement to the funding if the Incremental Term Loans.

IN WITNESS WHEREOF, the undersigned has caused this Consent to be executed and delivered by a duly authorized officer as of the date first written above.

,
as a Lender (type name of the legal entity)

By:
Name:
Title:

If a second signature is necessary:

By:
Name:
Title:

Exhibit B

$1,000,000,000 Term Loan Facility

CREDIT AGREEMENT

among

HD SUPPLY, INC.,
as the Borrower,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.
as Administrative Agent and Collateral Agent,

GOLDMAN SACHS LENDING PARTNERS LLC, as
Syndication Agent,

J.P. MORGAN SECURITIES LLC
and
BARCLAYS BANK PLC, as
Co-Documentation Agents,

Dated as of April 12, 2012

BANK OF AMERICA, N.A.

GOLDMAN SACHS LENDING PARTNERS LLC,

WELLS FARGO SECURITIES, LLC,

DEUTSCHE BANK SECURITIES INC.,
CREDIT SUISSE SECURITIES (USA) LLC,

UBS SECURITIES LLC,

J.P. MORGAN SECURITIES LLC

and

BARCLAYS BANK, PLC
as Joint Lead Arrangers and Joint Bookrunning Managers

SECTION 5	CONDITIONS PRECEDENT	90
5.1	Conditions to Effectiveness and Initial Extension of Credit	90
5.2	Conditions Precedent to Each Other Extension of Credit	93

SECTION 6	AFFIRMATIVE COVENANTS	93
6.1	Financial Statements	93
6.2	Certificates; Other Information	94
6.3	Payment of Taxes	95
6.4	Maintenance of Existence	96
6.5	Maintenance of Property; Insurance	96
6.6	Inspection of Property; Discussions	97
6.7	Notices	97
6.8	Environmental Laws	98
6.9	After-Acquired Real Property and Fixtures; Addition of Subsidiaries	98
6.10	[Reserved.]	100
6.11	Post-Closing Agreements	100

SECTION 7	NEGATIVE COVENANTS	101
7.1	Limitation on Indebtedness	102
7.2	Limitation on Liens	105
7.3	Limitation on Fundamental Changes	108
7.4	Limitation on Asset Dispositions; Proceeds from Asset Dispositions and Recovery Events	110
7.5	Limitation on Dividends and Other Restricted Payments	113
7.6	Limitation on Transactions with Affiliates	118
7.7	Limitation on Dispositions of Collateral	120
7.8	Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents	120
7.9	Limitation on Restrictions on Distributions from Restricted Subsidiaries	121

SECTION 8	EVENTS OF DEFAULT	122

SECTION 9	THE AGENTS AND THE OTHER REPRESENTATIVES	126
9.1	Appointment	126
9.2	Delegation of Duties	126
9.3	Exculpatory Provisions	126
9.4	Reliance by the Administrative Agent	127
9.5	Notice of Default	127
9.6	Acknowledgements and Representations by Lenders	128
9.7	Indemnification	128
9.8	The Agents and Other Representatives in Their Individual Capacity	129
9.9	Collateral Matters	129
9.10	Successor Agent	130
9.11	Other Representatives	131
9.12	[Reserved]	131
9.13	Withholding Tax	131
9.14	Approved Electronic Communications	131

SECTION 10	MISCELLANEOUS	132
10.1	Amendments and Waivers	132
10.2	Notices	134
10.3	No Waiver; Cumulative Remedies	135
10.4	Survival of Representations and Warranties	136
10.5	Payment of Expenses and Taxes	136
10.6	Successors and Assigns; Participations and Assignments	137
10.7	Adjustments; Set-off; Calculations; Computations	144
10.8	Judgment	144
10.9	Counterparts	145
10.10	Severability	145
10.11	Integration	145
10.12	GOVERNING LAW	146
10.13	Submission to Jurisdiction; Waivers	146
10.14	Acknowledgements	146
10.15	WAIVER OF JURY TRIAL	147
10.16	Confidentiality	147
10.17	Permitted Additional Indebtedness	148
10.18	Incremental Indebtedness; Additional Indebtedness	148
10.19	USA Patriot Act Notice	148
10.20	Payments Set Aside	148
10.21	OID Legend	149

SCHEDULES

A	Loan Commitments and Addresses
4.4	Consents Required
4.6	Litigation
4.8	Mortgaged Properties
4.15	Subsidiaries
4.17	Environmental Matters
5.1(c)	Lien Searches
6.11(a)	Security Perfection
6.11(b)(ii)	Real Property Opinions
6.11(b)(iii)	Title Insurance Policy Amounts
7.2	Existing Liens

EXHIBITS

A	Form of Acceptance and Prepayment Notice
B	Form of Assignment and Acceptance
C	Form of Base Intercreditor Agreement
D	Form of Cash Flow Intercreditor Agreement
E	Form of Discount Range Prepayment Notice
F	Form of Discount Range Prepayment Offer
G	Form of Guarantee and Collateral Agreement
H	Form of Holding Pledge Agreement
I	Form of Mortgage
J	Form of Solicited Discounted Prepayment Notice

K	Form of Solicited Discounted Prepayment Offer
L	Form of Specified Discount Prepayment Notice
M	Form of Specified Discount Prepayment Response
N	Form of Term Note
O	Form of Increase Supplement
P	Form of Lender Joinder Agreement
Q	Form of U.S. Tax Compliance Certificate
R	Form of Officer’s Certificate
S	Form of Secretary’s Certificate (including Form of Incumbency Certificate)
T	Form of Solvency Certificate
U	Form of Affiliated Lender Assignment and Assumption

CREDIT AGREEMENT, dated as of April 12, 2012, among HD Supply, Inc. (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party to this Agreement (as further defined in subsection 1.1, the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent” and the “Collateral Agent”), Goldman Sachs Lending Partners LLC as syndication agent (in such capacity, the “Syndication Agent”) and J.P. Morgan Securities LLC and Barclays Bank PLC, each as a co-documentation agent (in such capacity, the “Co-Documentation Agents”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, the Borrower is party to the Predecessor Credit Agreement under which the Borrower obtained term loans under a term loan facility and revolving loans under a revolving credit facility;

WHEREAS, in order to (i) repay or redeem certain existing indebtedness of the Borrower and its Subsidiaries, including amounts outstanding under the Predecessor Credit Agreement, the Predecessor ABL Credit Agreement and the Senior Notes (as defined in the Predecessor Credit Agreement), and (ii) finance the working capital and other business requirements and other general corporate purposes of the Borrower and its Subsidiaries, the Borrower has requested that the Lenders make the Loans provided for herein;

WHEREAS, concurrently herewith, the Borrower and certain of its Subsidiaries are entering into the ABL Credit Agreement to refinance and replace its existing senior secured revolving loan facility under the Predecessor ABL Credit Agreement;

WHEREAS, on the Closing Date, the Borrower will issue (x) its senior secured first priority notes due 2019 in an aggregate principal amount of $950 million, (y) its senior secured second priority notes due 2020 in an aggregate principal amount of $675 million and (z) its senior unsecured notes due 2020 in an aggregate principal amount of approximately $750 million.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1                                         DEFINITIONS.

1.1                                      Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“7.50% Senior Unsecured Notes” means the 7.50% Senior Notes due 2020 issued pursuant to that certain Indenture dated February 1, 2013 by and among the Borrower and Wilmington Trust, National Association as trustee in an aggregate principal amount of $1,275,000,000.

“11.50% Senior Unsecured Notes” means the 11.50% Senior Notes due 2020 issued pursuant to that certain Indenture dated October 15, 2012 by and among the Borrower and Wilmington Trust, National Association as trustee in an aggregate principal amount of $1,000,000,000.

“2007 Transactions”:  as the term “Transactions” is defined in the Senior Subordinated Notes Indenture.

“ABL Administrative Agent”:  General Electric Capital Corporation, in its capacity as administrative agent under the ABL Credit Agreement, or any successor administrative agent under the ABL Credit Agreement.

“ABL Collateral Agent”:  General Electric Capital Corporation, in its capacity as collateral agent under the ABL Credit Agreement, or any successor collateral agent under the ABL Credit Agreement.

“ABL Credit Agreement”:  that ABL Credit Agreement, dated as of the Closing Date, among the Borrower, certain Subsidiaries of the Borrower party thereto, the lenders and other financial institutions party thereto, General Electric Capital Corporation, as the ABL Administrative Agent and ABL Collateral Agent and the other parties thereto, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder).  Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Facility”:  the collective reference to the ABL Credit Agreement, any ABL Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Facility hereunder).  Without limiting the generality of the foregoing, the term “ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“ABL Loan Documents”:  the Loan Documents as defined in the ABL Credit Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABL Obligations”:  as defined in the Base Intercreditor Agreement.

“ABL Priority Collateral”:  as defined in the Base Intercreditor Agreement.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.0%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0%, (c) the Eurocurrency Rate for an Interest Period of one month commencing on such date plus 1% and (d) 2.00%.  The “Prime Rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceptance and Prepayment Notice”:  a written notice from the Borrower setting forth the Acceptable Discount pursuant to subsection 3.4(i)(iv)(b) substantially in the form of Exhibit A.

“Acceptance Date”:  as defined in subsection 3.4(i)(iv)(b).

“Acceptable Discount”:  as defined in subsection 3.4(i).

“Acceptable Prepayment Amount”:  as defined in subsection 3.4(i).

“Accounts”:  as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquired Indebtedness”:  Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition.  Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition Indebtedness” means Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation).

“Additional Assets”:  (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition, (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Borrower or a Restricted Subsidiary or otherwise useful in a Related Business

(including any capital expenditures on any property or assets already so used), (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary, or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Indebtedness”:  as defined in the Base Intercreditor Agreement.

“Additional Lender”:  as defined in subsection 2.5(b).

“Additional Obligations”:  as defined in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable.

“Additional Permitted Obligations”:  subordinated or senior Indebtedness (which Indebtedness may be unsecured, or secured by a Lien ranking at the Borrower’s option pari passu with or junior to the Lien securing the Term Loans), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor, the terms of which Indebtedness (i) do not provide for a maturity date or weighted average life to maturity earlier than the Maturity Date of the Term Loans or shorter than the weighted average life to maturity of the Term Loans, as the case may be (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Term Loans or the weighted average life to maturity of the Term Loans, as applicable), (ii) do not, in the case of Indebtedness that is unsecured or is secured by Liens that are junior in priority to the Liens securing the Term Loans, provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow except to the extent that prepayments are made first to the Term Loans and to other Indebtedness having Pari Passu Lien Priority or Senior Lien Priority (to the extent required by the Loan Documents or the terms of such other Indebtedness) (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder which meets the requirements of this definition); provided that (a) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Term Loans, or be guaranteed by any Person other than the Guarantors, and (b) if secured by Collateral, such Indebtedness (and all related obligations) shall be subject to the terms of the applicable Intercreditor Agreements (or such other intercreditor agreements as are reasonably satisfactory to the Borrower and the Administrative Agent).

“Administrative Agent”:  as defined in the Preamble and shall include any successor to the Administrative Agent appointed pursuant to subsection 9.10.

“Affected Loans”:  as defined in subsection 3.9.

“Affected Rate”:  as defined in subsection 3.7.

“Affiliate”:  with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For the avoidance of doubt, THD and its Affiliates will not be deemed to be Affiliates of the Borrower or any of its Subsidiaries.

“Affiliate Transaction”:  as defined in subsection 7.6(a).

“Affiliated Debt Fund”:  any Affiliated Lender that is a bona fide debt fund or an investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Investors and their respective affiliates (other than any Affiliated Debt Fund or any entity that manages or advises an Affiliated Debt Fund) do not, directly or indirectly, make investment decisions for such debt fund or investment vehicle.

“Affiliated Lender”:  any Lender that is a Permitted Affiliated Assignee.

“Affiliated Lender Assignment and Assumption”: as defined in subsection 10.6(h)(ii)(a).

“Agent Default”:  an Agent has admitted in writing that it is insolvent or such Agent becomes subject to an Agent Related Distress Event.

“Agent Related Distress Event”:  with respect to any Agent or any direct or indirect parent company thereof (each, a “Distressed Person”), such Distressed Person (i) has become the subject of a proceeding under any debt relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or, solely with respect to such Agent and not any parent company thereof, is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that an Agent Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or any person that directly or indirectly controls such Agent by a Governmental Authority or an instrumentality thereof.

“Agents”:  the collective reference to the Administrative Agent, the Collateral Agent, the Syndication Agent and the Co-Documentation Agents.

“Agreement”:  this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Alternate Offer”:  as defined in subsection 3.4(j).

“Amendment”:  as defined in subsection 7.9(c).

“Applicable Discount”:  as defined in subsection 3.4(i).

“Applicable Margin”: (a) from the Closing Date to, but excluding the First Amendment Effective Date, (i) with respect to ABR Loans, 5.00% per annum and (ii) with respect to Eurocurrency Loans, 6.00% per annum, (b) from and including the First Amendment Effective Date to, but excluding the Second Amendment Effective Date, (i) with respect to ABR Loans, 2.25% per annum and (ii) with respect to Eurocurrency Loans, 3.25% per annum and (c) from and including the Second Amendment Effective Date, (i) with respect to ABR Loans, 2.00% per annum and (ii) with respect to Eurocurrency Loans, 3.00% per annum.

“Approved Electronic Communications”:  each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided that “Approved Electronic Communications” shall exclude (i) any notice pursuant to subsection 3.4 and (ii) all notices of any Default.

“Approved Electronic Platform”:  as defined in subsection 9.14.

“Approved Fund”:  as defined in subsection 10.6(b).

“Asset Disposition”:  any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than

(i)                                          a disposition to the Borrower or a Restricted Subsidiary,

(ii)                                       a disposition in the ordinary course of business,

(iii)                                    a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments,

(iv)                                   the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable,

(v)                                      any Restricted Payment Transaction,

(vi)                                   a disposition that is governed by the provisions of subsection 7.3,

(vii)                                any Financing Disposition,

(viii)                             any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee,

(ix)                                   any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business,

(x)                                      any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including any sale/leaseback transaction or asset securitization,

(xi)                                   any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement,

(xii)                                any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary,

(xiii)                             a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition,

(xiv)                            a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors,

(xv) any disposition or series of related dispositions for aggregate consideration not to exceed $30.0 million,

(xvi)                            any Exempt Sale and Leaseback Transaction,

(xvii)                         the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole, or

(xviii)                      dispositions for Net Available Cash not exceeding in the aggregate in any fiscal year (A) $50.0 million minus (B) the Net Available Cash in such fiscal year from Recovery Events classified by the Borrower pursuant to clause (y) of the definition of “Recovery Event.”

“Assignee”:  as defined in subsection 10.6(b).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit B.

“Bain Capital”:  Bain Capital, LLC.

“Bain Capital Investors”:  the collective reference to (i) Bain Capital, (ii) Bain Capital Partners Fund IX, L.P. and any legal successor thereto and (iii) any Affiliate of any Bain Capital Investor, but not including any portfolio company of any Bain Capital Investor.

“Bank of America”:  Bank of America, N.A.

“Bankruptcy Proceeding”:  as defined in subsection 10.6(h).

“Bank Products Agreement”:  any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (d) other similar banking products or services as may be requested by any Loan Party (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Obligations”:  of any Person, the obligations of such Person pursuant to any Bank Products Agreement.

“Base Intercreditor Agreement”:  the Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the ABL Collateral Agent, the Senior First Priority Notes Agent and the Senior Second Priority Notes Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“BBA LIBOR Rates Page”:  as defined in the definition of “Eurocurrency Base Rate.”

“Benefited Lender”:  as defined in subsection 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System.

“Board of Directors”:  for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors.  Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower”:  as defined in the Preamble.

“Borrower Offer of Specified Discount Prepayment”:  the offer by the Borrower to make a voluntary prepayment of Loans at a specified discount to par pursuant to subsection 3.4(i)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers”:  the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of a voluntary prepayment of Loans at a specified range at a discount to par pursuant to subsection 3.4(i)(iii).

“Borrower Solicitation of Discounted Prepayment Offers”:  the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of a voluntary prepayment of Loans at a discount to par pursuant to subsection 3.4(i)(iv).

“Borrowing”:  the borrowing of one Type of Term Loans from all the Lenders having Term Loan Commitments, as the case may be (or resulting from a conversion or conversions on such date), having in the case of Eurocurrency Loans the same Interest Period.

“Borrowing Base”:  the sum of (1) 65.0% of the book value of Inventory of the Borrower and its Restricted Subsidiaries, (2) 85.0% of the book value of Receivables of the Borrower and its Restricted Subsidiaries and (3) Unrestricted Cash of the Borrower and its Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Borrower for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to subsection 7.1(b)(iv), to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to an Incurrence of Indebtedness and the application of proceeds therefrom).

“Borrowing Date”:  any Business Day specified in a notice pursuant to subsection 2.3 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Canadian dollars”: dollars in lawful currency of Canada.

“Capital Expenditures”:  with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made for Investments permitted by subsection 7.5) which, in accordance with GAAP, are or should be included in “capital expenditures.”

“Capital Stock”:  with respect to any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation”:  an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.  The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”:  any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carlyle”:  Carlyle Investment Management, LLC.

“Carlyle Investors”:  the collective reference to (i) Carlyle, (ii) Carlyle Partners V, L.P. and any legal successor thereto and (iii) any Affiliate of any Carlyle Investor, but not including any portfolio company of any Carlyle Investor.

“Cash Equivalents”:  any of the following:  (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under any Credit Facility or any affiliate thereof or (ii) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Wachovia Bank, National Association, Scotiabank, The Toronto-Dominion Bank, Bank of Montreal or any of their respective affiliates or (iii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) Canadian dollars and (g) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by the Board of Directors.

“Cash Flow Collateral Representative”:  as defined in the Base Intercreditor Agreement.

“Cash Flow Intercreditor Agreement”:  the Intercreditor Agreement, dated as of the Closing Date, among the Collateral Agent, the Senior First Priority Notes Agent and the Senior Second Priority Notes Agent, substantially in the form of Exhibit D, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Cash Flow Priority Collateral”: as defined in the Base Intercreditor Agreement.

“CD&R”:  Clayton, Dubilier & Rice, LLC and any successor in interest thereto, or any successor to CD&R’s investment management business.

“CD&R Investors”:  collectively, (i) CD&R, (ii) Clayton, Dubilier & Rice Fund VII, L.P. or any legal successor thereto, (iii) Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. or any legal successor thereto, (iv) CD&R Parallel Fund VII, L.P., or any legal successor thereto, and (v) any Affiliate of any CD&R Investor, but not including any portfolio company of any CD&R Investor.

“Change in Consolidated Working Capital”:  for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period.

“Change in Law”:  as defined in subsection 3.11(a).

“Change of Control”:

(i)                              (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as the Borrower is a Subsidiary of any Parent, shares of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of the Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Borrower is a Subsidiary of any Parent, shares of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of the Borrower;

(ii)                           Holding shall cease to own, directly or indirectly, 100.0% of the Capital Stock of the Borrower (or any successor to the Borrower permitted pursuant to subsection 7.3); or

(iii)                        a “Change of Control” as defined in the Senior First Priority Notes Indenture or the Senior Second Priority Notes Indenture (or other similar event described therein as a “change of control”).

Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Change of Control Offer”:  as defined in subsection 3.4(j).

“Change of Control Payment”:  as defined in subsection 3.4(j).

“Change of Control Payment Date”:  as defined in subsection 3.4(j).

“Claim”:  as defined in subsection 10.6(h).

“Closing Date”:  the date on which all the conditions precedent set forth in subsection 5.1 shall be satisfied or waived.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”:  as defined in the Preamble.

“Collateral”:  all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  as defined in the Preamble.

“Commitment”:  as to any Lender, the Term Loan Commitments of such Lender.

“Commodities Agreement”:  in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including subsection 3.10, 3.11, 3.12 or 10.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Term Loan Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Consolidated Coverage Ratio”:  as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided that

(1)                             if since the beginning of such period the Borrower or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2)                             if since the beginning of such period the Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3)                             if since the beginning of such period the Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4)                             if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5)                             if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).  If any Indebtedness bears, at the option of the Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Borrower or such Restricted Subsidiary may designate.  If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Current Portion of Long Term Debt”:  as of any date of determination, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt on such date.

“Consolidated EBITDA”:  for any period, the Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(i)                              provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any),

(ii)                           Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees and (for purposes of the Consolidated Total Leverage Ratio) any Special Purpose Financing Expense,

(iii)                        depreciation, amortization (including but not limited to amortization of intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses,

(iv)                       any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any non-consummated sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries),

(v)                          the amount of any loss attributable to non-controlling interests, and

(vi)                       any management, monitoring, consulting and advisory fees and related expenses paid to any of Bain Capital, Carlyle or CD&R or any of their respective Affiliates, plus

(b)  the amount of net cost savings projected by the Borrower in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such net cost savings are reasonably expected to be realized within 18 months of the date of calculation of Consolidated EBITDA as evidenced in a certificate of a Responsible Officer dated the date of such calculation and (z) the aggregate amount of cost savings added pursuant to this clause (b) shall not exceed $50.0 million for any four consecutive quarter period (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio,” “Consolidated Secured First Lien Leverage Ratio”, “Consolidated Secured Leverage Ratio” or “Consolidated Total Leverage Ratio”), plus (c) to the extent deducted in calculating such Consolidated Net Income, (i) the amount of loss on any Financing Disposition and (ii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Borrower or an issuance of Capital Stock of the Borrower (other than Disqualified Stock) and excluded from the calculation set forth in subsection 7.5(a)(3).

“Consolidated Interest Expense”:  for any period,

(i)                              the total interest expense of the Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Restricted Subsidiaries, including any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus

(ii)                           Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary, minus

(iii)                        to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting and any “additional interest” in respect of registration rights arrangements for any securities (including the Senior Notes), in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Long Term Debt”:  as of any date of determination, all long term debt of the Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under subsection 6.1.

“Consolidated Net Income”:  for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(i)                                     any net income (loss) of any Person that is not the Borrower or a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

(ii)                                  solely for purposes of determining the amount available for Restricted Payments under subsection 7.5(a)(3)(A) or determining Excess Cash Flow, any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to any of the Loan Documents, the ABL Loan Documents, the Intercreditor Agreements, the Senior First Priority Notes, the Senior First Priority Notes Indentures, the other Senior First Priority Notes Documents, the Senior Second Priority Notes, the Senior Second Priority Notes Indentures, the other Senior Second Priority Notes Documents, the Senior Unsecured Notes, the Senior Unsecured Notes Indenture, the Senior Subordinated Notes or the Senior Subordinated Notes Indenture and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

(iii)                               any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) or (y) the disposal, abandonment or discontinuation of operations of the Borrower or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

(iv)                              any item classified or disclosed as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions or any acquisition, merger or consolidation after the Closing Date),

(v)                                 the cumulative effect of a change in accounting principles,

(vi)                              all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii)                           any unrealized gains or losses in respect of Currency Agreements,

(viii)                        any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)                              any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x)                                 to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary,

(xi)                              any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments),

(xii)                           any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii)                        any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date),

(xiv)                       any accruals and reserves established or adjusted within twelve months after the Closing Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies, and

(xv)                          to the extent covered by insurance and actually reimbursed (or the Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365-day period)), any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, for the purpose of subsection 7.5(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Borrower to increase the amount of Restricted Payments permitted under such covenant pursuant to subsection 7.5(a)(3)(C) or (D).

“Consolidated Secured First Lien Indebtedness”:  as of any date of determination, (1) an amount equal to the Consolidated Total Indebtedness (without regard to clause (2) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and consists of the Term Loans or Indebtedness having Senior Lien Priority or Pari Passu Lien Priority, minus (2) the amount of Unrestricted Cash held by the Borrower and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Secured First Lien Leverage Ratio”:  as of any date of determination, the ratio of (x) Consolidated Secured First Lien Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, provided that:

(1)                             if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)                             if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)                             if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Secured Indebtedness”:  as of any date of determination, (1) an amount equal to the Consolidated Total Indebtedness (without regard to clause (2) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) minus (2) the amount of Unrestricted Cash held by the Borrower and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Secured Leverage Ratio”:  as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, provided that:

(1)                             if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)                             if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)                             if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Short Term Debt”:  as of any date of determination, all short term debt of the Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under subsection 6.1.

“Consolidated Tangible Assets”:  as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”:  as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts underfunded letters of credit (other than letters of credit in respect of trade payables)), Capitalized Lease Obligations, debt obligations evidenced by bonds, debentures, notes or similar instruments, Disqualified Stock and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of Unrestricted Cash held by the Borrower and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Total Leverage Ratio”:  as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, provided that:

(1)                             if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)                             if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)                             if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Working Capital”:  as of any date of determination, the aggregate amount of all current assets (excluding cash, Cash Equivalents and deferred taxes recorded as assets) minus the aggregate amount of all current liabilities (excluding, without duplication, Indebtedness under the ABL Facility, Consolidated Current Portion of Long Term Debt, any Indebtedness described in subsections 7.1(b)(ix) and (xi), working capital debt of Foreign Subsidiaries and deferred taxes recorded as liabilities), in each case determined on a Consolidated basis for the Borrower and its Restricted Subsidiaries.

“Consolidation”:  the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment.  The term “Consolidated” has a correlative meaning.

“Contingent Obligation”:  with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”:  as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”:  the aggregate amount of capital contributions applied by the Borrower to permit the Incurrence of Contribution Indebtedness pursuant to subsection 7.1(b)(x).

“Contribution Indebtedness”:  Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate signed by a Responsible Officer on the date of Incurrence thereof.

“Credit Facilities”:  one or more of (i) the Facility, (ii) the ABL Facility and (iii) any other facilities or arrangements designated by the Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise).  Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Indebtedness”:  any and all amounts, whether outstanding on the Closing Date or thereafter incurred, payable under or in respect of any Credit Facility,  including any principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Currency Agreement”:  in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice (other than, in the case of subsection 8(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 8, has been satisfied.

“Default Notice”:  as defined in subsection 8(e).

“Defaulting Lender”:  any Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Agent Default.

“Designated Noncash Consideration”:  the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer and delivered to the Administrative Agent, setting forth the basis of such valuation.

“Designated Preferred Stock”:  Preferred Stock of the Borrower (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate executed by a Responsible Officer of the Borrower.

“Designation Date”:  as defined in subsection 2.7(f).

“Discharge”:  as defined in the definition of “Consolidated Coverage Ratio.”

“Discount Prepayment Accepting Lender”:  as defined in subsection 3.4(i).

“Discount Range”:  as defined in subsection 3.4(i).

“Discount Range Prepayment Amount”:  as defined in subsection 3.4(i).

“Discount Range Prepayment Notice”:  a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to subsection 3.4(i) substantially in the form of Exhibit E.

“Discount Range Prepayment Offer”: the irrevocable written offer by a Lender, substantially in the form of Exhibit F, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”:  as defined in subsection 3.4(i).

“Discount Range Proration”:  as defined in subsection 3.4(i).

“Discounted Term Loan Prepayment”:  as defined in subsection 3.4(i).

“Discounted Prepayment Determination Date”:  as defined in subsection 3.4(i)(iv)(c).

“Discounted Prepayment Effective Date”:  in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offers, five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with subsection 3.4(i)(ii), subsection 3.4(i)(iii) or subsection 3.4(i)(iv), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent.

“Disinterested Directors”:  with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction.  A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Lender”: (i) any competitor of the Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Borrower and its Restricted Subsidiaries or any affiliate of such competitor and (ii) any Person designated in writing by the Borrower to the Administrative Agent prior to the Closing Date.

“Disqualified Stock”:  with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or “Asset Disposition” as defined in any Senior Notes Indenture or the Senior Subordinated Notes Indenture) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or “Asset Disposition” as defined in any Senior Notes Indenture or the Senior Subordinated Notes Indenture), in whole or in part, in each case on or prior to the Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary”:  any Restricted Subsidiary of the Borrower other than a Foreign Subsidiary.

“Dormant Subsidiary”:  any Subsidiary of the Borrower that carries on no operations, had revenues of less than $4.0 million during the most recently completed period of four consecutive fiscal quarters of the Borrower and has total assets of less than $4.0 million as of the last day of such period; provided that the assets of all Subsidiaries constituting Dormant Subsidiaries shall at no time exceed $20.0 million in the aggregate and the revenues of all Subsidiaries constituting Dormant Subsidiaries for any four consecutive fiscal quarters shall at no time exceed $20.0 million in the aggregate.

“ECF Payment Date”:  as defined in subsection 3.4(b).

“ECF Percentage”:  50.0%, provided that, with respect to any fiscal year, the ECF Percentage shall be reduced to zero if the Consolidated Secured Leverage Ratio as of the last day of such fiscal year is less than 2.25 to 1.0 and so long as no Default or Event of Default has occurred and is continuing as of such date.

“ECF Prepayment Amount”:  as defined in subsection 3.4(b).

“Environmental Costs”:  any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws.  Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”:  any and all U.S., Canadian or foreign federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, including those relating to the Release or threatened Release of Materials of Environmental Concern, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”:  any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Offering”:  a sale of Capital Stock (x) that is a sale of Capital Stock of the Borrower (other than Disqualified Stock) or (y) the proceeds of which are contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Base Rate” means:

(a)                                 for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)                                  if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the higher of (a) 1.00% and (b) a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1.0%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”:  for any period, Consolidated EBITDA for such period minus

(a)                                 (i) any Capital Expenditures made during such period (or to be made for which binding agreements exist so long as to the extent not consummated within 90 days after the end of such period, such amount is added back to Excess Cash Flow for the subsequent period) in cash (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvested Amount (as determined at the end of such period) unless and to the extent such proceeds are included in Consolidated EBITDA), and (ii) to the extent not deducted in calculating Consolidated EBITDA, any acquisitions made during such period (or to be made for which binding agreements exist) not prohibited by this Agreement and financed with cash, minus

(b)                                 any principal payments of the Term Loans made during such period (other than (x) any principal payment made during such period pursuant to subsection 3.4(b) or (c), (y) any principal payment subtracted from the ECF Prepayment Amount pursuant to subsection 3.4(b)(A)(y) in calculating the amount of any principal payment made during such period pursuant to subsection 3.4(b) or (c) or (z) funded with the proceeds from the Incurrence of Indebtedness), minus

(c)                                  any principal payments resulting in a permanent reduction of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries made during such period (other than any such principal payments funded with proceeds from the Incurrence of Indebtedness and any principal payment of Additional Indebtedness subtracted from the ECF Prepayment Amount pursuant to subsection 3.4(b)(B) in calculating the amount of any principal payment made during such period pursuant to subsection 3.4(b)), minus

(d)                                 Consolidated Interest Expense for such period to the extent paid (or, without duplication, payable) in cash during such period, minus

(e)                                  any taxes paid (or, without duplication, payable) in cash during such period, minus

(f)                                   the Net Available Cash from any Asset Disposition or Recovery Event to the extent that an amount equal to such Net Available Cash (i) (without duplication of clause (a) or (g) of this definition) consists of any Reinvested Amount or is otherwise applied (or not required to be applied) in accordance with subsection 7.4 and (ii) is included in the calculation of Consolidated EBITDA, minus

(g)                                  any Investment made in cash in accordance with subsection 7.5(a) or (b)(vii) or clause (i), (ii), (x), (xiv), (xv), (xvi) or (xvii) of the definition of “Permitted Investment” (excluding in each the principal amount of Indebtedness Incurred in connection with such Investments), minus

(h)                                 (without duplication of clause (b) or (c) of this definition) the proceeds of any Sale and Leaseback Transactions entered into by the Borrower or any of its Restricted Subsidiaries in accordance with subsection 7.4 during such period in the ordinary course of its business to the extent included in Consolidated EBITDA, minus

(i)                                     to the extent not otherwise subtracted from Consolidated EBITDA in this definition of “Excess Cash Flow,” any Permitted Payments made in cash during such period of the type described in subsection 7.5(b)(v), (vi), (vii) or (viii), minus

(j)                                    to the extent included in Consolidated EBITDA, the amount of any cash contributions required by law to be made by the Borrower or any of its Restricted Subsidiaries to any Plan, minus

(k)                                 to the extent included in Consolidated EBITDA, any cash expenses relating to the Transactions, minus

(l)                                     any earnings of a Foreign Subsidiary or a Special Purpose Subsidiary included in Consolidated EBITDA for such period (except to the extent such earnings are used for any purposes described in clauses (a) through (k) above) to the extent the terms of any Indebtedness of any Foreign Subsidiary or any Special Purpose Subsidiary prohibit the distribution thereof, minus

(m)                             any cash expenses or cash charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement including acquisitions permitted hereunder (whether or not consummated or incurred), and any management, monitoring, consulting and advisory fees and related expenses paid (or, without duplication, payable) in cash during such period to any of Sponsors and their respective Affiliates, plus

(n)                                 the Change in Consolidated Working Capital for such period.

For the avoidance of doubt, for purposes of clauses (b), (c) and (g) of this definition, proceeds from the Incurrence of Indebtedness shall not be deemed to include proceeds from the Incurrence of Indebtedness under the ABL Facility, any Special Purpose Financing or any other revolving credit or working capital financing permitted to be incurred pursuant to the terms of this Agreement.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Contribution”:  Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate signed by a Responsible Officer of the Borrower and not previously included in the calculation set forth in subsection 7.5(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary”:  any (a) Special Purpose Subsidiary, (b) Subsidiary of a Foreign Subsidiary, (c) Unrestricted Subsidiary, (d) Immaterial Subsidiary, (e) Dormant Subsidiary, (f) Captive Insurance Subsidiary, (g) Domestic Subsidiary that is prohibited by any applicable Contractual Obligation or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or (h) Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that, notwithstanding the foregoing, any Restricted Subsidiary that Guarantees the payment of the Senior Notes or the Senior Subordinated Notes shall not be an Excluded Subsidiary.

“Excluded Taxes”:  any (a) Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof, (c) Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and any Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any other Loan Document and (d) Taxes imposed under FATCA.

“Exempt Sale and Leaseback Transaction”:  any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Borrower or any of its Subsidiaries or (b) that involves property with a book value of $20.0 million or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.

“Existing Term Loans”:  as defined in subsection 2.7(a).

“Existing Term Tranche”:  as defined in subsection 2.7(a).

“Extended Term Loans”:  as defined in subsection 2.7(a).

“Extended Term Tranche”:  as defined in subsection 2.7(a).

“Extending Lender”:  as defined in subsection 2.7(b).

“Extension Amendment”:  as defined in subsection 2.7(c).

“Extension Date”:  as defined in subsection 2.7(d).

“Extension Election”:  as defined in subsection 2.7(b).

“Extension of Credit”:  as to any Lender, the making of a Loan by such Lender.

“Extension Request”:  as defined in subsection 2.7(a).

“Facility”:  each of the Term Loan Facility and any other committed facility hereunder.

“Fair Market Value”:  with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”:  as defined in the definition of “ABR.”

“Financing Disposition”:  any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (i) by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (ii) by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“FIRREA”:  the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Amendment”: the First Amendment to Credit Agreement, dated as of the First

Amendment Effective Date, among the Borrower, the Administrative Agent and the Lenders party thereto.

“First Amendment Arrangers”: Bank of America, N.A., Goldman Sachs Lending Partners LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC, J.P. Morgan Securities LLC and Barclays Bank, PLC.

“First Amendment Effective Date”: February 15, 2013.

“First Incremental Agreement”: Incremental Agreement No. 1, dated as of August 13, 2015, among the Borrower, the Guarantors, the Administrative Agent, Bank of America, N.A. as an Incremental Term Loan Lender and the other Lenders party thereto.

“Fixed GAAP Date”:  the Closing Date, provided that at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”:  (a) the definitions of the terms “Borrowing Base,” “Capital Expenditures,” “Capitalized Lease Obligation,” “Change in Consolidated Working Capital,” “Consolidated Coverage Ratio,” “Consolidated Current Portion of Long Term Debt,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Long Term Debt,” “Consolidated Net Income,” “Consolidated Secured First Lien Indebtedness,” “Consolidated Secured First Lien Leverage Ratio,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Short Term Debt,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” “Consolidated Total Leverage Ratio,” “Consolidated Working Capital,” “Consolidation,” “Excess Cash Flow,” “Inventory” or “Receivables,” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or any other Loan Document that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.

“Flood Certificate”: a “Life of Loan Flood Hazard Determination” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program”:  the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone”:  areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Pension Plan”:  a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary of the Borrower sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”:  each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”:  (i) any Restricted Subsidiary of the Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”:  any Restricted Subsidiary of the Borrower that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: if at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition.  All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee”:  any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit G, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantor Subordinated Obligations”:  with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Guarantors”:  the collective reference to each Subsidiary Guarantor that is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor.”

“Hedging Obligations”:  with respect to any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holding”:  HDS Holding Corporation, a Delaware corporation, and any successor in interest thereto.

“Holding Parent”:  HDS Investment Holding, Inc., a Delaware corporation, and any successor in interest thereto.

“Holding Pledge Agreement”:  the Holding Pledge Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit H, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Identified Participating Lenders”:  as defined in subsection 3.4(i).

“Identified Qualifying Lenders”:  as defined in subsection 3.4(i).

“IFRS”:  International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”:  (i) any Subsidiary of the Borrower existing on the Closing Date with the consent of the Administrative Agent and (ii) any Subsidiary of the Borrower organized or acquired after the Closing Date, in the case of each of (i) and (ii) designated by the Borrower to the Administrative Agent in writing, that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Borrower and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Borrower and its Subsidiaries as of the last day of such period; provided that (x) for purposes of subsection 6.9, any Special Purpose Subsidiary shall be deemed to be an “Immaterial Subsidiary,” and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, (1) have had revenues in excess of 10.0% of the total consolidated revenues of the Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters or (2) have had total assets in excess of 10.0% of the total consolidated assets of the Borrower and its Subsidiaries as of the last day of such period.  Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to subsection 6.1 with respect to the last quarter of such four consecutive fiscal quarter period.

“Increase Supplement”:  as defined in subsection 2.5(c).

“Incremental Commitments”: as defined in subsection 2.5(a).

“Incremental Commitment Amendment”:  as defined in subsection 2.5(d).

“Incremental Loans”:  as defined in subsection 2.5(d).

“Incremental Revolving Commitments”:  as defined in subsection 2.5(a).

“Incremental Term Loan”:  any Incremental Loan made pursuant to an Incremental Term Loan Commitment.

“Incremental Term Loan Commitments”: as defined in subsection 2.5(a)

“Incur”:  issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have correlative meanings; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.  Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness.  Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”:  with respect to any Person on any date of determination (without duplication):

(i)                              the principal of indebtedness of such Person for borrowed money,

(ii)                           the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii)                        all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv)                       all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v)                          all Capitalized Lease Obligations of such Person,

(vi)                       the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Borrower other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be the Fair Market Value or the fair market value as determined in good faith by the board of directors or other governing body of the issuer of such Capital Stock),

(vii)                    all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other Persons,

(viii)                 all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix)                       to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business.  The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”:  as defined in subsection 10.5.

“Indemnitee”:  as defined in subsection 10.5.

“Initial Agreement”:  as defined in subsection 7.9(c).

“Initial Term Loan Refinancing Debt”:  any Incremental Term Loans incurred under this Agreement the proceeds of which are used to (a) voluntarily prepay all or a portion of the Term Loans on a dollar-for-dollar basis and (b) pay the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  as defined in subsection 4.9.

“Intercreditor Agreement Supplement”: as defined in subsection 9.9(a).

“Intercreditor Agreements”:  the Base Intercreditor Agreement and the Cash Flow Intercreditor Agreement and any other intercreditor agreement entered into from time to time in accordance with subsection 10.18.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”:  with respect to any Eurocurrency Loan:

(a)                                 initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months, or, if available to all relevant Lenders, a shorter period or 9 or 12 months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)                                 thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months, or, if available to all relevant Lenders, a shorter period or 9 or 12 months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                 if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

(iii)                           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)                          the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Loan.

“Interest Rate Agreement”:  with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory”:  goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit and net of any applicable unearned vendor rebates, as determined in accordance with GAAP.

“Investment”:  with respect to any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person.  For purposes of the definition of “Unrestricted Subsidiary” and subsection 7.5 only,

(i)                              “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation,

(ii)                           any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Borrower) at the time of such transfer, and

(iii)                        for purposes of subsection 7.5(a)(3)(C) the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (xv) or (xviii) of the definition of the term “Permitted Investment” or subsection 7.5(b)(vii) or (xii)).

Guarantees shall not be deemed to be Investments.  The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that, to the extent that the amount of Restricted Payments outstanding at any time pursuant to subsection 7.5(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to subsection 7.5(a).

“Investment Company Act”:  the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Investment Grade Securities”:  (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

(iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors”:  (i) the CD&R Investors, the Bain Capital Investors and the Carlyle Investors and (ii) any of their respective legal successors.

“Judgment Conversion Date”:  as defined in subsection 10.8(a).

“Judgment Currency”:  as defined in subsection 10.8(a).

“Junior Capital”:  collectively, any Indebtedness of any Parent or the Borrower that (a) is not secured by any asset of the Borrower or any Restricted Subsidiary, (b) is expressly subordinated to the prior payment in full of the Loans on terms consistent with, or (taken as a whole) not materially less favorable to the Lenders than, those contained in the Senior Subordinated Notes Indenture (as determined in good faith by the Borrower), (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the Maturity Date (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Borrower, Capital Stock of any Parent or any other Junior Capital), (d) has no mandatory redemption or prepayment obligations other than obligations that are subject to the prior payment in full in cash of the Loans and (e) does not require the payment of cash interest until the date that is 91 days following the Maturity Date.

“Junior Lien Priority”:  with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking junior to the Lien on such Collateral securing the Term Loans or any Subsidiary Guarantee, as applicable, either pursuant to the Cash Flow Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders with respect to such Collateral than the terms of the Cash Flow Intercreditor Agreement, as determined in good faith by the Borrower.

“Lenders”:  the several banks and other financial institutions from time to time party to this Agreement acting in their capacity as lenders, together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by written notice to the Administrative Agent and (if applicable) the Borrower, to make any Loans available to the Borrower; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 10.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Lender Joinder Agreement”:  as defined in subsection 2.5(c).

“Liabilities”:  collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien”:  any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan”:  each Term Loan, Incremental Loan and Extended Term Loan, collectively, the “Loans.”

“Loan Documents”:  collectively, this Agreement, any Notes, the Intercreditor Agreements, the Guarantee and Collateral Agreement, the Holding Pledge Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”:  Holding, the Borrower and each Subsidiary Guarantor that is a party to a Loan Document as a Guarantor or a pledgor under any of the Security Documents; individually, a “Loan Party.”  No Excluded Subsidiary shall be a Loan Party.

“Management Advances”:  (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $10.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under subsection 7.1.

“Management Agreements”:  collectively, (i) the Subscription Agreements, each dated as of August 30, 2007, between Holding Parent and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of August 30, 2007, among Holding Parent, the Borrower and each of CD&R, Bain Capital and Carlyle, or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of August 30, 2007, among the Borrower, Holding Parent and each of (a) CD&R and each CD&R Investor, (b) Bain Capital and each Bain Capital Investor and (c) Carlyle and each Carlyle Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of August 30, 2007, among Holding Parent and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of August 30, 2007, by and among Holding Parent and the Investors party thereto and any other Person party thereto from time to time and (vi) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); in each case in clauses (i) through (vi) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Management Guarantees”:  guarantees (x) of up to an aggregate principal amount outstanding at any time of $25.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $10.0 million in the aggregate outstanding at any time.

“Management Indebtedness”:  Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Borrower or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by subsection 7.5.

“Management Investors”:  the officers, directors, employees and other members of the management of any Parent, the Borrower or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower or any Parent.

“Management Stock”:  Capital Stock of the Borrower or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party party thereto of this Agreement or of any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Restricted Subsidiary”:  any Restricted Subsidiary other than one or more Restricted Subsidiaries designated by the Borrower that in the aggregate do not constitute Material Subsidiaries.

“Material Subsidiaries”:  Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”:  any chemicals, substances, materials, wastes, pollutants, contaminants or compounds in any form or regulated under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, toxic mold, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”:  August 13, 2021.

“Minimum Exchange Tender Condition”:  as defined in subsection 2.6(b).

“Minimum Extension Condition”:  as defined in subsection 2.7(g).

“Moody’s”:  Moody’s Investors Service, Inc., and its successors.

“Mortgaged Properties”:  the collective reference to the Real Properties owned in fee by the Loan Parties described on Schedule 4.8, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party and each owned Real Property, if any, which shall become subject to a mortgage pursuant to Section 6.9(a).

“Mortgages”:  collectively, the mortgages and deeds of trust, if any, for the Mortgaged Properties executed and delivered by any Loan Party to the Administrative Agent and Collateral Agent, substantially in the form of Exhibit I, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”:  with respect to any Asset Disposition or Recovery Event, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of

(i)                                     all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with subsection 7.4),

(ii)                                  all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets or (y) that must by its terms, or, in the case of an Asset Disposition, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility,

(iii)                               all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or Recovery Event,

(iv)                              any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Borrower or any Restricted Subsidiary after such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition,

(v)                                 in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition,

(vi)                              in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid by the Borrower or any of its Subsidiaries, and

(vii)                           in the case of any Asset Disposition by, or Recovery Event relating to any asset of, the Borrower or any Restricted Subsidiary that is not a Subsidiary Guarantor, any amount of proceeds from such Asset Disposition or Recovery Event to the extent (x) subject to any restriction on the transfer thereof directly or indirectly to the Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (y) in the good faith determination of the Borrower (which determination shall be conclusive), the transfer thereof directly or indirectly to the Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Borrower, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any adverse tax consequence for the Borrower, any Restricted Subsidiary or any Parent, or (F) any cost, expense, liability or obligation (including any Tax) other than routine and immaterial out-of-pocket expenses.

“Net Cash Proceeds”:  with respect to any issuance or sale of any securities or Indebtedness of the Borrower or any Subsidiary by the Borrower or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Non-Consenting Lender”:  as defined in subsection 10.1(f).

“Non-Excluded Taxes”:  all Taxes other than Excluded Taxes.

“Non-Extending Lender”:  as defined in subsection 2.7(e).

“Note”:  a Term Note; collectively, the “Notes.”

“Obligation Currency”:  as defined in subsection 10.8(a).

“Obligations”:  with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Obligor”:  any purchaser of goods or services or other Person obligated to make payment to the Borrower or any of its Subsidiaries (other than to any Special Purpose Subsidiaries and the Foreign Subsidiaries) in respect of a purchase of such goods or services.

“Offered Amount”:  as defined in subsection 3.4(i).

“Offered Discount”:  as defined in subsection 3.4(i).

“OID”:  as defined in subsection 2.5(d).

“Other Representatives”:  each of Bank of America, N.A., Goldman Sachs Lending Partners LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC, J.P. Morgan Securities LLC and Barclays Bank PLC in their collective capacity as Joint Lead Arrangers of the Term Loans and Commitments hereunder.

“Outstanding Amount”:  with respect to the Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Parent”:  any of Holding Parent, Holding, any Other Parent and any other Person that is a Subsidiary of Holding Parent, Holding or any Other Parent and of which the Borrower is a Subsidiary.  As used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Closing Date, provided that either (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of a Parent of the Borrower immediately prior to the Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person.

“Parent Expenses”:  (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the ABL Facility, any Senior Notes Indenture or the Senior Subordinated Notes Indenture or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person (including the Management Agreements), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Lien Priority”:  with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking equal with the Lien on such Collateral securing the Term Loans or any Subsidiary Guarantee, as applicable, either pursuant to the Cash Flow Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Cash Flow Intercreditor Agreement applicable to the rights of the Lenders in relation to the holders of the First Lien Note Obligations (as defined in the Base Intercreditor Agreement) with respect to the Collateral, as determined in good faith by the Borrower.

“Participant”:  as defined in subsection 10.6(c).

“Participant Register”:  as defined in subsection 10.6(c).

“Participating Lender”:  as defined in subsection 3.4(i).

“Patriot Act”:  as defined in subsection 10.19.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Additional Indebtedness”: Additional Indebtedness that is permitted to be incurred pursuant to subsection 7.1.

“Permitted Affiliated Assignee”:  Any Sponsor, any investment fund managed or controlled by any Sponsor and any special purpose vehicle established by any Sponsor or by one or more of such investment funds.

“Permitted Debt Exchange”:  as defined in subsection 2.6(a).

“Permitted Debt Exchange Notes”:  as defined in subsection 2.6(a).

“Permitted Debt Exchange Offer”:  as defined in subsection 2.6(a).

“Permitted Holder”:  any of the following:

(i)                                     any of the Investors or Management Investors, and any of their respective Affiliates;

(ii)                                  any investment fund or vehicle managed or sponsored by CD&R, Bain Capital, Carlyle or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle;

(iii)                               any limited or general partners of, or other investors in, any CD&R Investor, Bain Capital Investor or Carlyle Investor or any Affiliate thereof, or any such investment fund or vehicle (as to any such limited partner or other investor, solely to the extent of any Capital Stock of the Borrower or any Parent actually received by way of dividend or distribution from any such Investor, Affiliate, or investment fund or vehicle); and

(iv)                              any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Borrower.

“Permitted Investment”:  an Investment by the Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(i)                                     a Restricted Subsidiary, the Borrower, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

(ii)                                  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii)                               Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv)                              receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)                                 any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with subsection 7.4;

(vi)                              securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)                           Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date;

(viii)                        Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with subsection 7.1;

(ix)                       pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under subsection 7.2;

(x)                          (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition (described in clause (i) of the definition thereof) by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Borrower, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Borrower;

(xi)                       bonds secured by assets leased to and operated by the Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)                    the Senior First Priority Notes, the Senior Second Priority Notes, the Senior Unsecured Notes or the Senior Subordinated Notes;

(xiii)                 any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Stock), Capital Stock of any Parent or Junior Capital as consideration;

(xiv)                Management Advances;

(xv)                   Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets;

(xvi)                any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of subsection 7.6(b) (except transactions described in clauses (i), (v) and (vi) thereof), including any Investment pursuant to any transaction described in clause (ii) of such subsection (whether or not any Person party thereto is at any time an Affiliate of the Borrower);

(xvii)             any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(xviii)          other Investments in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets.

If any Investment pursuant to clause (xv) or (xviii) above, or subsection 7.5(b)(vii), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xviii) above or subsection 7.5(b)(vii), as applicable (and, in the case of the foregoing clause (A), for so long as such Person continues to be a Restricted Subsidiary unless and until such Person is merged or consolidated into or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary).

“Permitted Lien”:  any Lien permitted pursuant to the Loan Documents, including those permitted to exist pursuant to subsection 7.2 or described in any of the clauses of subsection 7.2.

“Permitted Payment”:  as defined in subsection 7.5(b).

“Person”:  any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Power Solutions Asset Sale” means the sale of the HD Supply Power Solutions business unit to Anixter, Inc. pursuant to that certain Purchase Agreement dated July 15, 2015.

“Predecessor ABL Credit Agreement”: that Credit Agreement, dated as of August 30, 2007, among the Borrower, the Canadian borrower party thereto, the lenders party thereto, GE Business Financial Services, as administrative agent and U.S. collateral agent, and the other parties thereto, as amended, supplemented, waived and otherwise modified prior to the Closing Date.

“Predecessor Credit Agreement”: that Credit Agreement, dated as of August 30, 2007, among the Borrower, the lenders party thereto, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and the other parties thereto, as amended, supplemented, waived and otherwise modified prior to the Closing Date.

“Preferred Stock”:  as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prepayment Date”:  as defined in subsection 3.4(e).

“Prime Rate”:  as defined in the definition of “ABR.”

“Purchase”:  as defined in the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations”:  any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualifying Lender”: as defined in subsection 3.4(i).

“Rating Agency”:  Moody’s or S&P, or, if Moody’s or S&P or both shall not make a rating of the Senior Credit Facilities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property”:  land, buildings, structures and other improvements located thereon, fixtures attached thereto, and rights, privileges, easements and appurtenances related thereto, and related property interests.

“Receivable”:  a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower and its Restricted Subsidiaries constituting Collateral giving rise to Net Available Cash to such Loan Party in excess of (x) $4.0 million in any one case and (y) $50.0 million in the aggregate in any fiscal year minus the Net Available Cash in such fiscal year from dispositions classified by the Borrower pursuant to clause (xviii) of the definition of “Asset Disposition.”

“refinance”:  refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and

the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have correlative meanings.

“Refinancing Agreement”:  as defined in subsection 7.9(c).

“Refinancing Indebtedness”:  Indebtedness that is Incurred to refinance any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted by this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that

(1)                                 (x)  if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness shall have a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Term Loans) and (y) if the Indebtedness being refinanced was incurred pursuant to subsection 7.1(b)(viii)(H), the Refinancing Indebtedness shall be Subordinated Obligations or Guarantor Subordinated Obligations, as applicable,

(2)                                 such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness, and

(3)                                 Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to subsection 7.1 or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Refunding Capital Stock”:  as defined in subsection 7.5(b)(i).

“Register”:  as defined in subsection 10.6(b)(iv).

“Regulation S-X”:  Regulation S-X promulgated by the SEC as in effect on the Closing Date.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Reinvested Amount”:  with respect to any Asset Disposition permitted by subsection 7.4 or any Recovery Event, an amount equal to that portion of the Net Available Cash thereof as shall, according to a certificate signed by a Responsible Officer of the Borrower delivered to the Administrative Agent at the end of the applicable reinvestment period provided for in subsection 7.4(b), be reinvested or committed to be reinvested in the business of the Borrower and its Restricted Subsidiaries in a manner consistent with the requirements of subsection 7.4 and the other provisions hereof within 450 days from the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash (or, if such reinvestment is a project authorized by the Board of Directors that will take longer than 450 days to complete, the period of time necessary to complete such project).

“Related Business”:  those businesses in which the Borrower or any of its Subsidiaries is engaged on the date of this Agreement, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes”:  (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent), or being a holding company of the Borrower, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under subsection 7.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof, (y) any taxes of a Parent attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date or incurred in connection with the Transactions or the 2007 Transactions, or attributable to any Parent’s receipt of (or entitlement to) any payment in connection with the Transactions or the 2007 Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or the 2007 Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, foreign, provincial or local law) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Borrower had filed a combined return on behalf of an affiliated group consisting only of the Borrower and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Borrower or its Subsidiaries).

“Release”:  any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Material of Environmental Concern in, into, onto or through the environment.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Intercreditor Agreement”:  as defined in subsection 7.8(c).

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 or any successor regulation thereto.

“Repricing Transaction”: other than in connection with a transaction involving a Change of Control, the prepayment of the Term Loans by the Borrower with the proceeds of secured term loans (including any new, amended or additional loans or Term Loans under this Agreement, whether as a result of an amendment to this Agreement or otherwise), that are broadly marketed or syndicated to banks and other institutional investors in financings similar to the Term Loans and having an effective interest cost or weighted average yield (as determined prior to such prepayment by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith, and excluding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance, but including any Eurocurrency Rate floor or similar floor that is higher than the then applicable Eurocurrency Rate) that is less than the interest rate for or weighted average yield (as determined prior to such prepayment by the Administrative Agent on the same basis) of the Term Loans immediately prior to such prepayment, including as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loans.

“Required Lenders”:  Lenders the Term Credit Percentages of which aggregate greater than 50.0%.

“Requirement of Law”:  as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”:  as to any Person, any of the following officers of such Person:  (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 6.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person.

“Restricted Payment”:  as defined in subsection 7.5(a).

“Restricted Payment Transaction”:  any Restricted Payment permitted pursuant to subsection 7.5, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”:  any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P”:  Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale”:  as defined in the definition of “Consolidated Coverage Ratio.”

“Sale and Leaseback Transaction”:  any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

“SEC”:  the Securities and Exchange Commission.

“Second Amendment”: the Second Amendment to Credit Agreement, dated as of the Second Amendment Effective Date, among the Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto.

“Second Amendment Arrangers”: Bank of America, N.A., Goldman Sachs Lending Partners LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC, J.P. Morgan Securities LLC and Barclays Bank, PLC.

“Second Amendment Effective Date”: February 6, 2014.

“Secured Indebtedness”:  as defined in subsection 7.5(b)(ii).

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Security Documents”:  the collective reference to each Mortgage related to any Mortgaged Property, the Guarantee and Collateral Agreement, the Holding Pledge Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to subsection 6.9, in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior Credit Facilities”:  collectively, the Facility and the ABL Facility.

“Senior First Priority Notes Documents”: collectively, the Senior First Priority Notes Indenture and the “Note Security Documents” as such term is defined in the Senior First Priority Notes Indenture.

“Senior First Priority Notes”:  the “Notes” as such term is defined in the Senior First Priority Notes Indenture.

“Senior First Priority Notes Agent”:  Wilmington Trust, National Associate, as note collateral agent for the holders of the Senior First Priority Notes.

“Senior First Priority Notes Indenture”:  the Indenture, dated as of April 12, 2012, among the Borrower, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 8 1/8% Senior Secured First Priority Notes due 2019 of the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 7.8 to the extent applicable.

“Senior Indebtedness”:  any Indebtedness of the Borrower or any Restricted Subsidiary other than (x) in the case of the Borrower, Subordinated Obligations and (y) in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Senior Lien Priority”:  with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking senior to the Lien on such Collateral securing the Term Loans or any Subsidiary Guarantee, as applicable, either pursuant to the Base Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Base Intercreditor Agreement applicable to the rights of the Lenders in relation to the rights of holders of ABL Obligations (as defined in the Base Intercreditor Agreement) with respect to ABL Priority Collateral, as determined in good faith by the Borrower.

“Senior Notes”:  the Senior First Priority Notes, the Senior Second Priority Notes and the Senior Unsecured Notes.

“Senior Notes Indentures”:  the Senior First Priority Notes Indenture, the Senior Second Priority Notes Indenture and the Senior Unsecured Notes Indenture.

“Senior Second Priority Notes Documents”:  collectively, the Senior Second Priority Notes Indenture and the “Note Security Documents” as such term is defined in the Senior Second Priority Notes Indenture.

“Senior Second Priority Notes”:  the “Notes” as such term is defined in the Senior Second Priority Notes Indenture.

“Senior Second Priority Notes Agent”:  Wilmington Trust, National Associate, as note collateral agent for the holders of the Senior Second Priority Notes.

“Senior Second Priority Notes Indenture”:  the Indenture, dated as of April 12, 2012, among the Borrower, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 11% Senior Secured Second Priority Notes due 2020 of the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 7.8 to the extent applicable.

“Senior Subordinated Notes”:  the “Notes” as such term is defined in the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture”:  the Indenture, dated as of August 30, 2007, among the Borrower, the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, governing the 13.5% Senior Subordinated Notes due 2015 of the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 7.8 to the extent applicable.

“Senior Unsecured Indebtedness”:  (a) the Senior Unsecured Notes and (b) any senior unsecured Indebtedness that refinances Senior Unsecured Notes (which shall be deemed to include, for purposes of this definition, the 7.50% Senior Unsecured Notes and the 11.50% Senior Unsecured Notes) or Subordinated Obligations, provided that in the event that any such Indebtedness is Incurred only in part to so refinance Senior Unsecured Notes or Subordinated Obligations, the Borrower at its option may classify a corresponding portion of such Indebtedness (not exceeding the principal amount of Senior Unsecured Notes or Subordinated Obligations so refinanced) as being Senior Unsecured Indebtedness and the remaining portion of such Indebtedness as not being Senior Unsecured Indebtedness.

“Senior Unsecured Notes”:  the “Notes” as such term is defined in the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Indenture”:  the Indenture, dated as of April 12, 2012, among the Borrower, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 14.875% Senior Notes due 2020 of the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 7.8 to the extent applicable.

“Set”:  the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Settlement Service”:  as defined in subsection 10.6(b).

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solicited Discount Proration”: as defined in subsection 3.4(i).

“Solicited Discounted Prepayment Amount”: as defined in subsection 3.4(i).

“Solicited Discounted Prepayment Notice”:  an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to subsection 3.4(i)(iv) substantially in the form of Exhibit J.

“Solicited Discounted Prepayment Offer”:  the irrevocable written offer by each Lender, substantially in the form of Exhibit K, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date”: as defined in subsection 3.4(i).

“Solvent” and “Solvency”:  with respect to any Person (for purposes of this definition to be taken together with its Restricted Subsidiaries on a consolidated basis) on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Entity”:  (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after the Closing Date and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and/or (iii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

“Special Purpose Financing”:  any financing or refinancing of assets consisting of or including Receivables and/or Real Property (in the case of Real Property, acquired after the Closing Date) of the Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense”:  for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees”:  distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”:  representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Borrower or any of its Restricted Subsidiaries that the Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Borrower) in connection with any collateralized mortgage backed securitization or any other Special Purpose Financing or Financing Disposition in respect of Real Property, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable Bankruptcy Law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”:  a Subsidiary of the Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after the Closing Date and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and/or other assets relating thereto, and/or (iii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof and (y) any business or activities incidental or related to such business and (b) is designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Discount”: as defined in subsection 3.4(i).

“Specified Discount Prepayment Amount”: as defined in subsection 3.4(i).

“Specified Discount Prepayment Notice”:  an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to subsection 3.4(i)(ii) substantially in the form of Exhibit L.

“Specified Discount Prepayment Response”:  the written response by each Lender, substantially in the form of Exhibit M, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”: as defined in subsection 3.4(i).

“Specified Discount Proration”: as defined in subsection 3.4(i).

“Specified Existing Term Tranche”: as defined in subsection 2.7(a).

“Sponsors”:   Bain Capital, Carlyle and CD&R.

“Stated Maturity”:  with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Submitted Amount”: as defined in subsection 3.4(i).

“Submitted Discount”: as defined in subsection 3.4(i).

“Subordinated Obligations”:  any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Obligations hereunder and under the Loan Documents pursuant to a written agreement.

“Subsection 2.7 Additional Amendment”: as defined in subsection 2.7(c).

“Subsidiary”:  with regard to any Person, any corporation, association, partnership, or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantee”:  the guarantee of the obligations of the Borrower under the Loan Document provided pursuant to the Guarantee and Collateral Agreement.

“Subsidiary Guarantor”:  each Domestic Subsidiary (other than any Excluded Subsidiary) of the Borrower that executes and delivers a Subsidiary Guarantee, in each case, unless and until such time as the respective Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Borrower or is released from all of its obligations under the Subsidiary Guarantee in accordance with the terms and provisions thereof.

“Successor Company”:  as defined in subsection 7.3(a)(i).

“Supermajority Lenders”:  Lenders the Term Credit Percentages of which aggregate at least 66 2/3%.

“Supplemental Term Loan Commitments”: as defined in subsection 2.5(a).

“Syndication Agent”:  as defined in the Preamble.

“Syndication Date”:  the date on which the Administrative Agent, in its reasonable discretion, advises the Borrower that the primary syndication of the Commitments and Term Loans has been completed.

“Tax Sharing Agreement”:  the Tax Sharing Agreement, dated as of August 30, 2007, among the Borrower, Holding, and Holding Parent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”:  any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”:  any of the following:  (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof, (y) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Wachovia Bank, National Association, Scotiabank, The

Toronto-Dominion Bank, Bank of Montreal or any of their respective affiliates or (z) a bank or trust company that is organized under the laws of the United States of America, any state thereof, Canada, any province thereof, or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, any province of Canada, or by any political subdivision or taxing authority of any thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America or Canada, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Credit Percentage”:  as to any Lender at any time, the percentage of the aggregate outstanding Term Loans (if any) of the Lenders and aggregate unused Term Loan Commitments of the Lenders (if any) then constituted by such Lender’s outstanding Term Loans (if any) and such Lender’s unused Term Loan Commitments (if any).

“Term Loan”:  as defined in subsection 2.1(a) and, on and from the Effective Date under the First Incremental Agreement, except as the context otherwise requires (the determination of which shall be made by the Borrower in good faith and shall be conclusive), the Incremental Term Loans made under the First Incremental Agreement; and collectively the “Term Loans.”

“Term Loan Commitment”:  as to any Lender, its obligation to make Term Loans to the Borrower pursuant to subsection 2.1(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Term Loan Commitment” (collectively, as to all the Term Loan Lenders, the “Term Loan Commitments”).  The original aggregate amount of the Term Loan Commitments on the Closing Date is $1,000,000,000.

“Term Loan Facility”:  the collective reference to the Term Loan Commitments and the Loans made hereunder, this Agreement, any Loan Documents, any notes issued pursuant hereto and any guarantee and collateral agreement, patent and trademark security agreement and mortgages and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Facility hereunder).  Without limiting the generality of the foregoing, the term “Term Loan Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Term Loan Lender”:  any Lender having a Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder; and all such Lenders, collectively, the “Term Loan Lenders.”

“Term Note”:  each Term Note as defined in subsection 2.2(a) and, collectively, the “Term Notes.”

“THD”:  The Home Depot, Inc., and any successor in interest thereto.

“Title Insurance Company”:  Chicago Title Insurance Company or any other title insurance company as shall be retained by the Borrower and reasonably acceptable to the Collateral Agent.

“Trade Payables”:  with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche”:  with respect to Loans or commitments, whether such Loans or commitments are (i) Term Loans or Term Loan Commitments, (ii) Incremental Loans or Incremental Commitments with the same terms and conditions made on the same day, or (iii) an Extended Term Tranche.

“Transactions”:  collectively, any or all of the following:  (i) the entry into the Senior Notes Indentures and any related security agreements and exchange and registration rights agreements, and the offer and issuance of the Senior Notes, (ii) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Borrower and its Subsidiaries, and the entry into the Cash Flow Intercreditor Agreement and Base Intercreditor Agreement, (iii) the repayment of certain existing Indebtedness of the Borrower and its Subsidiaries, (iv) the exchange of certain existing Indebtedness of the Borrower and its Subsidiaries for Senior Unsecured Notes, and (v) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”:  any Participant or Assignee.

“Treasury Capital Stock”:  as defined in subsection 7.5(b)(i).

“Type”:  the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans.

“UCC”:  the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”:  the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unrestricted Cash”:  cash, Cash Equivalents and Temporary Cash Investments, other than (i) as disclosed in the consolidated financial statements of the Borrower as a line item on the balance sheet as “restricted cash” and (ii) cash, Cash Equivalents and Temporary Cash Investments of a Captive Insurance Subsidiary to the extent such cash, Cash Equivalents and Temporary Cash Investments are not permitted by applicable law or regulation to be dividended, distributed or otherwise transferred to the Borrower or any Restricted Subsidiary that is not a Captive Insurance Subsidiary.

“Unrestricted Subsidiary”:   (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) unless designated a Restricted Subsidiary as provided below, NHDSA Holding, LLC and NHDSA LLC.  The Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under subsection 7.5.  The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Borrower could Incur at least $1.00 of additional Indebtedness under subsection 7.1(a) or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to subsection 7.1(b).  Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer certifying that such designation complied with the foregoing provisions.  For the avoidance of doubt, any Senior Subordinated Notes in which a beneficial interest is held by any Unrestricted Subsidiary on the Closing Date may be acquired or retired by the Borrower or any Restricted Subsidiary without restriction under subsection 7.5 and any such acquisition or retirement shall be deemed specifically excluded from the definition of “Restricted Payment.”

“U.S. Tax Compliance Certificate”:  as defined in subsection 3.11(b).

“Voting Stock”:  shares of Capital Stock entitled to vote generally in the election of directors.

1.2                               Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)                                 As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                                  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to.”

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                                  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:  (i) “or” is not exclusive and (ii) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 2                                         AMOUNT AND TERMS OF COMMITMENTS.

2.1                               Term Loans.

(a)                                 Term Loans Generally.  Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, a “Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Term Loan Lender’s name in Schedule A under the heading “Term Loan Commitment,” as such amount may be adjusted or reduced pursuant to the terms hereof.

(b)                                 Term Loans.  The Term Loans:

(i)                                     except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans; provided that unless the Administrative Agent either otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred, all Term Loans shall be maintained (A) during the first week following the Closing Date, as ABR Loans and (B) thereafter, until the date that is 90 days following the Closing Date, as either (x) ABR Loans or (y) Eurocurrency Loans with an Interest Period of one month, with the first such Interest Period commencing on the first day of the period described in this clause (B); and

(ii)                                  shall be made by each Term Loan Lender in an aggregate principal amount which does not exceed the Term Loan Commitment (in the case of Term Loans) of such Term Loan Lender.

Once repaid, Term Loans incurred hereunder may not be reborrowed.

2.2                               Term Notes and Amortization.

(a)                                 Term Notes.  The Borrower agrees that, upon the request to the Administrative Agent by any Term Loan Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 10.6(b), in order to evidence such Term Loan Lender’s Term Loan, the Borrower will execute and deliver to such Term Loan Lender a promissory note substantially in the form of Exhibit N (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Term Note”), with appropriate insertions therein as to payee, date and principal amount, payable to such Term Loan Lender and in a principal amount equal to the unpaid principal amount of the applicable Term Loans made (or acquired by assignment pursuant to subsection 10.6(b)) by such Term Loan Lender to the Borrower.  Each Term Note shall be dated the Closing Date and shall be payable as provided in subsection 2.2(b) and provide for the payment of interest in accordance with subsection 3.1.

(b)                                 Amortization.  The aggregate Term Loans of all the Term Loan Lenders shall be payable in consecutive quarterly installments beginning September 30, 2012, up to and including the Maturity Date (subject to reduction as provided in subsection 3.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Term Loans then outstanding):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Maturity Date	0.25% of the original aggregate principal amount of the Term Loans
Maturity Date	all unpaid aggregate principal amounts of any outstanding Term Loans

2.3                               Procedure for Term Loan Borrowing.  The Borrower shall give the Administrative Agent notice (which notice must have been received by the Administrative Agent prior to 9:30 a.m., New York City time, and shall be irrevocable after funding) on the Closing Date specifying the amount of the Term Loans to be borrowed and the proposed Borrowing Date.  Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof.  Each Lender having a Term Loan Commitment will make the amount of its pro rata share of the Term Loan Commitments available, in each case for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 12:00 Noon New York City time, on the Closing Date in funds immediately available to the Administrative Agent.  The Administrative Agent shall no later than 12:00 Noon on such date credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.4                               Record of Loans.

(a)                                 The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender, the amount specified in subsection 2.2(b) (or such earlier date on which the Term Loans become due and payable pursuant to Section 8).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 3.1.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain the Register pursuant to subsection 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.5                               Incremental Facilities.

(a) So long as no Event of Default under subsection 8(a) or (f) exists or would arise therefrom, the Borrower shall have the right, at any time and from time to time after the Closing Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the “Incremental Term Loan Commitments”), (ii) to increase the loans in any Tranche by requesting new term loan commitments to be added to an existing Tranche of Loans (the “Supplemental Term Loan Commitments”), (iii) to request new commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments”), and (iv) to request new letter of credit facility commitments under one or more new letter of credit facilities to be included in this Agreement (together with the Incremental Term Loan Commitments, Supplemental Term Loan Commitments and the Incremental Revolving Commitments, the “Incremental Commitments”), provided that, after the issuance of Incremental Term Loans under the First Incremental Agreement, (i) the aggregate principal amount of Incremental Commitments permitted pursuant to this subsection 2.5 is limited, at the time the respective Incremental Commitment becomes effective, to (A) the aggregate principal amount (not less than zero) of Indebtedness that is permitted to be Incurred under subsection 7.1(b)(xiv)(i) by the Borrower or its Restricted Subsidiaries at such time plus (B) $250 million and (ii) if any portion of an Incremental Commitment is to be incurred in reliance on subsection 7.1(b)(xiv)(i), the Borrower shall have delivered a certificate to the Administrative Agent, certifying compliance with the financial test set forth in such clause (together with calculations demonstrating compliance with such ratio).  Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments) shall be made by creating a new Tranche.  Each Incremental Commitment made available pursuant to this subsection 2.5 shall be in a minimum aggregate amount of at least $15,000,000 and in integral multiples of $1,000,000 in excess thereof.

(b)                                 Each request from the Borrower pursuant to this subsection 2.5 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments.  The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such existing Lender and any such bank or other financial institution, an “Additional Lender”), provided, if such Additional Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder, to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the consent of any swingline lender or issuing lender, as the case may be, that may then be required pursuant to subsection 10.6 (such consent not to be unreasonably withheld or delayed) (it being understood that any such Additional Lender that is an Affiliated Lender shall be subject to the provisions of subsection 10.6(h), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment).

(c)                                  Supplemental Term Loan Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Tranche to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit O (the “Increase Supplement”) or by each Additional Lender that is not an existing Lender substantially in the form attached hereto as Exhibit P (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register.  Upon effectiveness of the Lender Joinder Agreement each Additional Lender shall be a Lender, and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Loan under the applicable Tranche, for all intents and purposes of this Agreement.

(d)                                 Incremental Commitments (other than Supplemental Term Loan Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Additional Lender.  An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this subsection 2.5, provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Term Loans, (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Term Loans and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Term Loans and (II) so long as any Term Loans are outstanding, any mandatory prepayment provisions that do not also apply to the Term Loans (other than Incremental Term Loans secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for the Term Loans than such Incremental Loans), provided that any Incremental Loans constituting Initial Term Loan Refinancing Debt may provide for more favorable amortization payments than the Term Loans),; (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the maturity date and the weighted average life to maturity of such Incremental Commitments shall be no earlier than or shorter than, as the case may be, the Maturity Date or the weighted average life to maturity of the Term Loans, as applicable (other than (a) any Incremental Commitments and related Incremental Term Loans constituting Initial Term Loan Refinancing Debt that may provide for an earlier maturity date and/or a shorter average life to maturity than the Term Loans, and (b) an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, that, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Term Loans or the weighted average life to maturity of the Term Loans, as applicable); (iv) the interest rate margins applicable to the loans made pursuant to the Incremental Commitments, and the amortization schedule applicable to any Incremental Term Loans, shall be determined by the Borrower and the applicable Additional Lenders; provided that, in the event that the applicable interest rate margins for any term loans Incurred by the Borrower under any Incremental Term Loan Commitment are higher than the applicable interest rate margin for the Term Loans by more than 50 basis points, then the Applicable Margin for the Term Loans shall be increased to the extent necessary so that the applicable interest rate margin for the Term Loans is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 50 basis points; provided further that, in determining the applicable interest rate margins for the Term Loans and the Incremental Term Loans, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Additional Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under Term Loans or any Incremental Term Loan in the initial primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity); (B) any arrangement, structuring or other fees payable in connection with the Incremental Term Loans that are not shared with all Additional Lenders providing such Incremental Term Loans shall be excluded; (C) any amendments to the Applicable Margin on the Term Loans that became effective subsequent to the Closing Date but prior to the time of such Incremental Term Loans shall also be included in such calculations and (D) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the Term Loans shall be required, to the extent an increase in the interest rate floor for the Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Term Loans shall be increased by such amount; (v) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of the Additional Lenders in any required vote or action of the Required Lenders, Supermajority Lenders or of the Lenders of each Tranche hereunder, (2) class voting and other class protections for any additional credit facilities, (3) for the amendment of the definitions of “Additional Permitted Obligations” and “Refinancing Indebtedness” and subsection 7.8(b), in each case only to extend the maturity date and the weighted average life to maturity requirements, from the Maturity Date of the Term Loans and weighted average life to maturity of the Term Loans to the extended maturity date and the weighted average life to maturity of such Incremental Term Loans, as applicable, and (4) in the case of an Incremental Revolving Commitment, add, or provide for adjustments to, the definition of “Agent Default,” “Defaulting Lender” protections and appropriate modifications to subsection 2.7 to provide for “amend and extend” mechanics for Incremental Revolving Commitments (and related Obligations), in each case on terms agreed by the Borrower, the Administrative Agent and the Lenders providing such Commitments (including any swingline lender or issuing lender); and (vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower.

2.6                               Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Loans of such Tranche for Indebtedness in the form of unsecured notes or secured notes ranking pari passu with or junior to the Term Loans (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied:  (i) such Permitted Debt Exchange Notes do not provide for a maturity date or weighted average life to maturity earlier than the Maturity Date of the Term Loans or shorter than the weighted average life to maturity of the Term Loans, (ii) except as may be otherwise agreed by the Borrower and the Lenders participating in the applicable Permitted Debt Exchange, the aggregate principal amount (calculated on the face amount thereof) of Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Loans, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Loans of the applicable Tranche, (vi) so long as any Term Loans are outstanding, the terms of such Permitted Debt Exchange Notes shall not provide for any mandatory or voluntary pre-payment provisions applicable to the Permitted Debt Exchange Notes that do not also apply to the Term Loans on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Term Loans than such Permitted Debt Exchange Notes), (vii) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (viii) any applicable Minimum Exchange Tender Condition shall be satisfied.

(b)                                 With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this subsection 2.6, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of subsection 3.4 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $15 million in aggregate principal amount of Loans, provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Loans be tendered.

(c)                                  In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this subsection 2.6 and without conflict with subsection 2.6(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made.

(d)                                 The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to subsection 2.6(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

2.7                               Extension of Term Loans.

(a)  The Borrower may at any time and from time to time request that all or a portion of the Loans of one or more Tranches (including any Extended Term Loans) or of any commitments existing at the time of such request (each, an “Existing Term Tranche” and the Loans of such Tranche, the “Existing Term Loans”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Term Tranche (any such Existing Term Tranche which has been so extended, an “Extended Term Tranche” and the Loans of such Tranche, the “Extended Term Loans”) and to provide for other terms consistent with this subsection 2.7; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.  In order to establish any Extended Term Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Term Tranche to be established, which terms shall be identical to those applicable to the Existing Term Tranche from which they are to be extended (the “Specified Existing Term Tranche”), except (x) all or any of the final maturity dates of such Extended Term Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Term Tranche and (y) (A) the interest rates and interest margins with respect to the Extended Term Tranche may be higher or lower than the interest margins (including through fixed interest rates) for the Specified Existing Term Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Term Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this subsection 2.7 or otherwise, (1) assignments and participations of Extended Term Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to the Term Loans set forth in subsection 10.6 and (2) no repayment of Extended Term Tranches shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Tranches (including Extended Term Tranches) (or all earlier maturing Tranches (including Extended Term Tranches) shall otherwise be or have been terminated and repaid in full).  No Lender shall have any obligation to agree to have any of its Existing Term Loans or, if applicable, commitments of any Existing Term Tranche converted into an Extended Term Tranche pursuant to any Extension Request.  Any Extended Term Tranche shall constitute a separate Tranche of Loans (and, if applicable, commitments) from the Specified Existing Term Tranches and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date).

(b)                                 The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Term Tranche converted into an Extended Term Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Term Tranche that it has elected to convert into an Extended Term Tranche.  In the event that the aggregate amount of the Specified Existing Term Tranche subject to Extension Elections exceeds the amount of Extended Term Tranches requested pursuant to the Extension Request, the Specified Existing Term Tranches subject to Extension Elections shall be converted to Extended Term Tranches on a pro rata basis based on the amount of Specified Existing Term Tranches included in each such Extension Election.

(c)                                  Extended Term Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to (i) provisions related to maturity or interest margins or fees referenced in clauses (x) and (y) of subsection 2.7(a), (ii) the definitions of “Additional Permitted Obligations” and “Refinancing Indebtedness” and subsection 7.8(b) to extend the maturity date and the weighted average life to maturity requirements, from the Maturity Date of the Term Loans and weighted average life to maturity of the Term Loans to the extended maturity date and the weighted average life to maturity of such Extended Term Tranche, as applicable, and which, in each case, except to the extent expressly contemplated by the penultimate sentence of this subsection 2.7(c) and notwithstanding anything to the contrary set forth in subsection 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders.  Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of subsection 10.1 to any Subsection 2.7 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Subsection 2.7 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Subsection 2.7 Additional Amendments do not become effective prior to the time that such Subsection 2.7 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Term Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Subsection 2.7 Additional Amendments to become effective in accordance with subsection 10.1; provided, further, that no Extension Amendment may provide for (i) any Extended Term Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Term Tranches and (ii) so long as any Existing Term Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which may be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Term Tranches than such Extended Term Tranches).  It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this subsection 2.7 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Subsection 2.7 Additional Amendment.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Term Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Term

Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Tranche so converted by such Lender on such date, and such Extended Term Tranches shall be established as a separate Tranche from the Specified Existing Term Tranche and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date).

(e)                                  If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (i) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full (including the applicable premium that would be payable under subsection 3.4(a) if it were a voluntary prepayment) by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) upon notice to the Administrative Agent, prepay the Existing Term Loans, in whole or in part, subject to subsection 3.4(a) and 3.12, without premium or penalty.  In connection with any such replacement under this subsection 2.7, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f)                                   Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Term Loans deemed to be an Extended Term Loan under the applicable Extended Term Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Term Tranche; provided that (i) such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than three Designation Dates may occur in any one year period without the written consent of the Administrative Agent.  Following a Designation Date, the Existing Term Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Term Tranche, and any Existing Term Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Term Loans” of the applicable Tranche.

(g)                                  With respect to all extensions consummated by the Borrower pursuant to this subsection 2.7, (i) such extensions shall not constitute optional or mandatory payments or prepayments for purposes of subsection 3.4 (except as set forth in clause (e) above) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Term Loans of any or all applicable Tranches be extended.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this subsection 2.7 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, subsections 3.4 and 3.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this subsection 2.7.

SECTION 3                                         GENERAL PROVISIONS.

3.1                                      Interest Rates and Payment Dates.

(a)                                 Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

(b)                                 Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c)                                  If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (y) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection 3.1 plus 2.00%, and (z) in the case of other amounts, the rate described in paragraph (b) of this subsection 3.1 for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 3.1 shall be payable from time to time on demand.

(e)                                  It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

3.2                                      Conversion and Continuation Options.

(a)                                 The Borrower may elect from time to time to convert outstanding Loans from Eurocurrency Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert outstanding Loans from ABR Loans to Eurocurrency Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  All or any part of outstanding Eurocurrency Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Maturity Date.

(b)                                 Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that, if the Borrower shall fail to give any required notice as described above in this subsection 3.2(b) or if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice of continuation pursuant to this subsection 3.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

3.3                                      Minimum Amounts of Sets.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Set shall be equal to $5.0 million or a whole multiple of $1.0 million in excess thereof, and so that there shall not be more than 15 Sets at any one time outstanding.

3.4                                      Optional and Mandatory Prepayments.

(a)                                 The Borrower may at any time and from time to time prepay the Term Loans made to it in whole or in part, subject to subsection 3.12, without premium or penalty, in each case upon at least three Business Days’ notice by the Borrower to the Administrative Agent (in the case of Eurocurrency Loans), and at least one Business Day’s notice by the Borrower to the Administrative Agent (in the case of ABR Loans)..  Such notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, if a combination thereof, the principal amount allocable to each.  Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  If any such notice is given and is not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 3.12 and accrued interest to such date on the amount prepaid.  Partial prepayments of Loans pursuant to this subsection 3.4(a) shall be applied to the respective installments of principal of such Term Loans in such order as the Borrower may direct.  Partial prepayments pursuant to this subsection 3.4(a) shall be in multiples of $1.0 million; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.  Notwithstanding anything in this subsection 3.4(a) to the contrary, if on or prior to the date that is six months after the First Amendment Effective Date the Borrower makes an optional prepayment of the Term Loans pursuant to a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a prepayment premium of 1.0% of the aggregate principal amount of Term Loans being prepaid. If, on or prior to the date that is six months after the First Amendment Effective Date, the Borrower effects an amendment of this Agreement that results in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a fee equal to 1.0% of the aggregate principal amount of Term Loans of such Lender outstanding immediately prior to the date of effectiveness of such Amendment.  Notwithstanding anything in this subsection 3.4(a) to the contrary, if on or prior to the date that is six months after the Second Amendment Effective Date the Borrower makes an optional prepayment of the Term Loans pursuant to a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a prepayment premium of 1.0% of the aggregate principal amount of Term Loans being prepaid. If, on or prior to the date that is six months after the Second Amendment Effective Date, the Borrower effects an amendment of this Agreement that results in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a fee equal to 1.0% of the aggregate principal amount of Term Loans of such Lender outstanding immediately prior to the date of effectiveness of such Amendment.

(b)                                 On or before the date that is fifteen Business Days following the 90th day after the end of each fiscal year of the Borrower ending on or about February 1, 2017 (each, an “ECF Payment Date”), the Borrower shall, in accordance with subsections 3.4(d) and (e), prepay the Term Loans in an amount equal to (A) (x) the ECF Percentage of (i) the Borrower’s Excess Cash Flow for the immediately preceding fiscal year minus (ii) the aggregate principal amount of Term Loans prepaid pursuant to subsection 3.4(a), and any loans under the ABL Facility prepaid to the extent accompanied by a corresponding permanent commitment reduction under such facility, in each case during such fiscal year excluding prepayments funded with proceeds from the Incurrence of long-term Indebtedness, minus (y) the aggregate principal amount of Term Loans prepaid pursuant to subsection 3.4(a), and any loans under the ABL Facility prepaid to the extent accompanied by a corresponding permanent commitment reduction under such facility, in each case since the end of such fiscal year and on or prior to such ECF Payment Date, excluding prepayments funded with proceeds from the Incurrence of long-term Indebtedness (in the case of this clause (y), without duplication of any amount thereof previously deducted in any calculation pursuant to this subsection 3.4(b) for any prior ECF Payment Date) (the amount described in this clause (A), the “ECF Prepayment Amount”) minus (B) the portion of such ECF Prepayment Amount applied (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase other Permitted Additional Indebtedness on a pro rata basis with the Term Loans.  For the avoidance of doubt, for purposes of this subsection 3.4(b), proceeds from the Incurrence of long-term Indebtedness shall not be deemed to include proceeds from the Incurrence of Indebtedness under the ABL Facility, any Special Purpose Financing or any other revolving credit or working capital financing permitted to be incurred pursuant to the terms of this Agreement.

(c)                                  The Borrower shall, in accordance with subsections 3.4(d) and (e), prepay the Term Loans to the extent required by subsection 7.4(b) (subject to the last sentence of each of subsections 7.4(b)(A) and 7.4(b)(B).  Notwithstanding anything to the contrary in the previous sentence or in any other provision of this Agreement (including subsection 7.4(b)) or of any other Loan Document, upon prior written notice to the Administrative Agent as provided in subsection 3.4(e) below, the Borrower may elect to withhold up to $500 million (in the aggregate) from prepayments otherwise required by the previous sentence and subsection 7.4(b) and to apply such amount instead to the repurchase, repayment or other acquisition or retirement of any Indebtedness (including by way of tender offer, voluntary redemption, and open market purchases), and such amount so applied shall, for purposes of subsection 7.5(b)(ii)(v), be deemed to be a declined amount as contemplated by subsection 3.4(e).

(d)                                 Prepayments of Term Loans pursuant to subsections 3.4(b), (c) and (j) shall be applied to installments of principal thereof pursuant to subsection 2.2(b) as directed by the Borrower (or, in the case of no direction, in the direct order of maturity).

(e)                                  The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans (x) pursuant to subsection 3.4(b), ten Business Days prior to the date on which such payment is due and (y) pursuant to subsection 3.4(c), within five Business Days upon becoming obligated to make such prepayment.  Such notice shall state that the Borrower is offering to make such mandatory prepayment (x) on a date that is ten Business Days after the date of such notice in the case of any prepayment pursuant to subsection 3.4(b), or (y) on or before the date specified in subsection 3.4(c), in the case of a prepayment pursuant to subsection 3.4(c) (any such date of prepayment, a “Prepayment Date”).  Once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the relevant Prepayment Date as required by subsection 3.4 (except as otherwise provided in the last sentence of this subsection 3.4(e)).  Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment and the relevant Prepayment Date.  In the case of any prepayment pursuant to subsection 3.4(b) or (c), each Lender may (in its sole discretion) elect to decline any such prepayment by giving notice of such election in writing to the Administrative Agent by 11:00 a.m., New York City time, on the date that is three Business Days prior to the Prepayment Date.  Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election.  Any amount so declined by any Lender may, at the option of the Borrower, be applied to pay or prepay the Term Loans of Lenders not declining such prepayment in the manner described in subsection 3.4(d), or other obligations under the other Credit Facilities, or otherwise be retained by the Borrower and its Restricted Subsidiaries or applied by the Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with this Agreement, including subsection 7.4(b).

(f)                                   Amounts prepaid on account of Term Loans pursuant to subsection 3.4(a), (b), (c) or (j) may not be reborrowed.

(g)                                  Notwithstanding the foregoing provisions of this subsection 3.4, (x) if at any time any prepayment of any Eurocurrency Loans pursuant to subsection 3.4(a), (b), (c) or (j) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under subsection 3.12 as a result of such Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Borrower) or (ii) make a prepayment of the Term Loans in accordance with subsection 3.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid); provided that, in the case of either clause (i) or (ii), such unpaid Eurocurrency Loans shall continue to bear interest in accordance with subsection 3.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans, as the case may be, have or has been prepaid and (y) if at any time, the financing of any portion of any prepayment of Loans pursuant to subsections 3.4(b) or 3.4(c) would require the transfer of funds from any Foreign Subsidiary to the Borrower and, in the good faith determination of the Borrower (which determination shall be conclusive), the transfer thereof directly or indirectly to the Borrower could reasonably be expected to give rise to or result in any material adverse tax consequence for the Borrower, any Restricted Subsidiary or any Parent, the prepayment otherwise required under subsections 3.4(b) or 3.4(c) shall be reduced to the extent of the amount of the prepayment that would otherwise be financed with the transfer of funds from such Foreign Subsidiary.

(h)                                 Notwithstanding anything to the contrary herein, this subsection 3.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Term Loans added pursuant to, and without the consent of any Person except as set forth in, subsections 2.5 and 2.7, as applicable.

(i)                                     Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default under subsection 8(a) or (f) has occurred and is continuing, the Borrower may prepay the outstanding Loans on the following basis:

(i)                                     The Borrower shall have the right to make a voluntary prepayment of Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this subsection 3.4(i); provided that the Borrower shall not initiate any action under this subsection 3.4(i) in order to make a Discounted Term Loan Prepayment unless (1) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date or (2) at least three Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.  Any Loans prepaid pursuant to this subsection 3.4(i) shall be immediately and automatically cancelled.

(ii)                                  Borrower Offer of Specified Discount Prepayment.

(a)                                 The Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranche(s) of Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $500,000, and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”).

(b)                                 Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Loans to be prepaid at such offered discount.  Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

(c)                                  If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Loans pursuant to this subsection 3.4(i)(ii) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (b); provided that, if the aggregate Outstanding Amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”).  The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date.  Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection 3.4(i)(vi) below (subject to subsection 3.4(i)(x) below).

(iii)                               Borrower Solicitation of Discount Range Prepayment Offers.

(a)                                 The Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranche(s) of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $500,000, and (IV) each such solicitation by the Borrower shall remain outstanding through the

Discount Range Prepayment Response Date.  The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”).  Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans and the maximum aggregate Outstanding Amount and Tranches of such Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”).  Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(b)                                 The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection 3.4(i)(iii).  The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts.  Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection 3.4(i)(iii)(c)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(c)                                  If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Administrative Agent shall promptly, and in any case within three Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the

Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection 3.4(i)(vi) below (subject to subsection 3.4(i)(x) below).

(iv)                              Borrower Solicitation of Discounted Prepayment Offers.

(a)                                 The Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Loans and the Tranches of Loans the Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by Borrower) (the “Solicited Discounted Prepayment Response Date”).  Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loans and the maximum aggregate Outstanding Amount and Tranches of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount.  Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount to their par value.

(b)                                 The Administrative Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date.  The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept (the “Acceptable Discount”), if any.  If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (b) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable

Discount.  If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(c)                                  Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranche(s) of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this subsection 3.4(i)(iv).  If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Borrower will prepay outstanding Loans pursuant to this subsection 3.4(i)(iv) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection 3.4(i)(vi) below (subject to subsection 3.4(i)(x) below).

(v)                                 Expenses.  In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrower in connection therewith.

(vi)                              Payment.  If any Loan is prepaid in accordance with subsections 3.4(i)(ii) through (iv) above, the Borrower shall prepay such Loans on the Discounted Prepayment Effective Date.  The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in immediately available funds not later than 11:00 A.M. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Loans in inverse order of maturity.  The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of the outstanding Loans pursuant to this subsection 3.4(i) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable.  The aggregate Outstanding Amount of the Tranche(s) of the Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.  The Lenders hereby agree that, in connection with a prepayment of Loans pursuant to this subsection 3.4(i) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Loans may be made on a non-pro rata basis among the Lenders holding such Loans to reflect the payment of accrued interest to certain Lenders as provided in this subsection 3.4(i)(vi) and (ii) all subsequent prepayments and repayments of the Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this subsection 3.4(i) as if made at par.  It is also understood and agreed that prepayments pursuant to this subsection 3.4(i) shall not be subject to subsection 3.4(a), or, for the avoidance of doubt, subsection 10.7(a) or the pro rata allocation requirements of subsection 3.8(a).

(vii)                           Other Procedures.  To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this subsection 3.4(i), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii)                        Notice.  Notwithstanding anything in any Loan Document to the contrary, for purposes of this subsection 3.4(i), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix)                              Actions of Administrative Agent.  Each of the Borrower and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this subsection 3.4(i) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this subsection 3.4(i) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this subsection 3.4(i).

(x)                                 Revocation.  The Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this subsection 3.4(i) shall not constitute a Default or Event of Default under subsection 8 or otherwise).

(xi)                              No Obligation.  This subsection 3.4(i) shall not (i) require the Borrower to undertake any prepayment pursuant to this subsection 3.4(i) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Loans in accordance with the other provisions of this Agreement.

(j)                                    In the event of a Change of Control, the Borrower shall make an offer to the Lenders (the “Change of Control Offer”) in accordance with the procedures in this subsection 3.4(j) to prepay the Loans of each such Lender at a prepayment price in cash (a “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date (as defined below).  Within 30 days following obtaining knowledge of any Change of Control, the Borrower will notify the Administrative Agent, and promptly thereafter the Administrative Agent shall notify the Lenders, that a Change of Control Offer is being made pursuant to this subsection 3.4(j).  Such notice shall specify (i) the Change of Control Payment and the date such prepayment will be made by or on behalf of the Borrower, which date shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (ii) that Lenders that have requested to have their Loan prepaid shall be entitled to withdraw such request; provided that the Borrower receives, not later than the close of business on the 30th day following the date of the Change of Control notice, notification in writing setting forth the name of the Lender, the principal amount of Loans that the Lender had requested to have prepaid, and a statement that such Lender is withdrawing its request to have such Loans prepaid and (iii) such other instructions, as reasonably determined by the Borrower, consistent with this subsection 3.4(j), that a Lender must follow.  On the Change of Control Payment Date, the Borrower shall prepay the Loans of each Lender that properly requested that its Loans be prepaid in an amount equal to the Change of Control Payment in respect of such Loans.  The Borrower will not be required to make a Change of Control Offer in the event of a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Borrower and prepays all Loans properly requested to be prepaid (and with respect to which such request was not withdrawn) under the Change of Control Offer, (ii) notice of prepayment of all Loans hereunder has been given pursuant to this Agreement as described above unless and until there is a default in payment of the applicable prepayment price, (iii) if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to prepay (an “Alternate Offer”) any and all Loans at a price equal to or higher than the Change of Control Payment and has so prepaid all Loans properly requested to be repaid (and with respect to which such request was not withdrawn) in accordance with the terms of such Alternate Offer or (iv) the Borrower has otherwise repaid all of the Loans in accordance with subsection 3.4(a) above (if permitted thereby).  A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

3.5                                      Administrative Agent Fees; Other Fees.  The Borrower agrees to pay, or cause to be paid, to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by Holding Parent or the Borrower, the Other Representatives and the Administrative Agent in connection with this Agreement.

3.6                                      Computation of Interest and Fees.

(a)                                 Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and any other fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-day year, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 3.1, excluding any Eurocurrency Base Rate which is based upon the BBA LIBOR Rates Page and any ABR Loan which is based upon the Prime Rate.

3.7                                      Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be converted to or continued as ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate.

3.8                                      Pro Rata Treatment and Payments.

(a)                                 Each payment (including each prepayment, but excluding payments made pursuant to subsections 2.6, 2.7, 3.4(j), 3.13, 10.1(f) or 10.6)) by the Borrower on account of principal of and interest on any Loans of a given Tranche (other than (x) any payments pursuant to subsection 3.4(b) or (c) to the extent declined by any Lender in accordance with subsection 3.4(e) and (y) any payments pursuant to subsection 3.4(i) which shall be allocated as set forth in subsection 3.4(i)) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans then held by the respective Lenders (or as otherwise provided in the applicable Incremental Commitment Amendment or Extension Amendment).  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Loans at the Administrative Agent’s office specified in subsection 10.2, and shall be made in Dollars and in immediately available funds.  Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 p.m., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day, and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  This subsection 3.8 may be amended in accordance with subsection 10.1(e) to the extent necessary to reflect differing amounts payable and priorities of payments to Lenders under any new Tranches added pursuant to subsection 2.5 or 2.7, as applicable.

(b)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Term Credit Percentage of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate as quoted by the Administrative Agent, or another bank of recognized standing reasonably selected by the Administrative Agent, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 3.8(b) shall be conclusive in the absence of manifest error.  If such Lender’s Term Credit Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.

3.9                                      Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such

Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.12.

3.10                                                Requirements of Law.

(a)                                 If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)                                     shall subject such Lender to any tax of any kind whatsoever with respect to any Eurocurrency Loan made or maintained by it or its obligation to make or maintain Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof in each case, except for Non-Excluded Taxes, Taxes imposed under FATCA and taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii)                               shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, provided that, in any such case, the Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 3.10(a) and such amounts, if any, as may be required pursuant to subsection 3.12.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  This subsection 3.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations or hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  This subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)                                  Notwithstanding anything to the contrary in this subsection 3.10, (x) the Borrower shall not be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards:  a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation or adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise and (y) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

3.11                               Taxes.

(a)                                 Except as provided below in this subsection or as required by law, all payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower or the Administrative Agent to the Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Borrower or the Administrative Agent to or for the account of any Agent or

Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of paragraph (b) or (c) of this subsection, (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed (1) as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”) or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed (1) as a result of a Change in Law or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective.  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender or Agent, as the case may be, a certified copy of an original official receipt (or other documentary evidence of such payment reasonably acceptable to the Administrative Agent) received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this subsection 3.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 Each Agent and each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 10.6, on the date of such assignment or transfer to such Agent or Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Agent or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal backup withholding Tax with respect to payments to be made under this Agreement and under any Note.  Each Agent and each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 10.6, on the date of such assignment or transfer to such Agent or Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if such Agent or Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor form) pursuant to clause (i) above, (x) two certificates substantially in the form of Exhibit Q (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (claiming the benefits of the portfolio interest exemption) (or successor form) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (A) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (B) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of a Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective.  In addition, each Agent and Lender agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, such Agent or Lender shall deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Internal Revenue Service Form W-8ECI, Form W-8BEN (claiming the benefits of an income tax treaty), or Form W-8BEN (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Agent or Lender to a continued exemption from United States withholding tax with respect to payments under this Agreement and any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (A) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (B) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, (1) there has been a Change in Law that occurs after the date such Agent or Lender becomes an Agent or Lender hereunder (or after the date the relevant beneficiary or member in the case of a Lender that is a non-U.S. intermediary or flow through entity for U.S. federal income tax purposes becomes a beneficiary or member, if later) which renders all such forms inapplicable or which would prevent such Agent or Lender from duly completing and delivering any such form with respect to it, in which case such Agent or Lender shall promptly notify the Borrower and the Administrative Agent of its inability to deliver any such form or (2) such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of a Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective.

(c)                                  Each Agent and Lender shall, upon request by the Borrower, deliver to the Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by the Borrower under this Agreement or any Note to such Agent or Lender may be made free and clear of, and without deduction or withholding for or on account of any Taxes (including any United States withholding taxes under FATCA) (or to allow any such deduction or withholding to be at a reduced rate), provided that such Agent or Lender is legally entitled to complete, execute and deliver such form or certificate.  Each Person that shall become a Lender or a Participant pursuant to subsection 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to this subsection 3.11, provided that in the case of a Participant the obligations of such Participant pursuant to paragraph (b) or (c) of this subsection 3.11 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

3.12                               Indemnity.  The Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 3.12, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any indemnification pursuant to this subsection 3.12 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  This subsection 3.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.13                               Certain Rules Relating to the Payment of Additional Amounts.

(a)                                 Upon the request, and at the expense, of the Borrower, each Agent and Lender to which the Borrower is required to pay any additional amount pursuant to subsection 3.10 or 3.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Agent or Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Agent or Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Agent or Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such

Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Agent. Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Agent or Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)                                 If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 8(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under subsection 3.10 or 3.11, the Borrower shall not be obligated to pay such additional amount.

(c)                                  If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Borrower pursuant to subsection 3.10 or 3.11, such Lender shall promptly after becoming aware of such event or condition notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans, as the case may be, held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d)                                 If the Borrower shall become obligated to pay additional amounts pursuant to subsection 3.10 or 3.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 3.10 or 3.11, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’ irrevocable notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to subsection 3.12, without premium or penalty.  In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 10.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 10.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender.  In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under subsections 3.10 and 3.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under subsection 3.13) prior to such substitution or prepayment.

(e)                                  If any Agent or Lender receives a refund directly attributable to taxes for which the Borrower has made additional payments pursuant to subsection 3.10(a) or 3.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-

Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)                                   The obligations of any Agent, Lender or Participant under this subsection 3.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 4                                         REPRESENTATIONS AND WARRANTIES.  To induce the Administrative Agent, and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Borrower hereby represents and warrants, on the Closing Date, after giving effect to the Transactions, and on each Borrowing Date thereafter, to the Administrative Agent and each Lender that:

4.1                                      Financial Condition.  The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of January 30, 2011 and January 29, 2012 and the consolidated statements of earnings, stockholders’ equity and comprehensive income and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal years ended January 30, 2011 and January 29, 2012, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and earnings, stockholders’ equity and comprehensive income and cash flows for the respective fiscal years then ended, of the Borrower and its consolidated Subsidiaries.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Borrower, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements).

4.2                                      Solvent; No Material Adverse Effect.

(a)                                 As of the Closing Date, after giving effect to the consummation of the Transactions occurring on the Closing Date, the Borrower is Solvent.

(b)                                 Since the Closing Date, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

4.3                                      Corporate Existence; Compliance with Law.  Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or a limited liability company or an unlimited company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.4                                      Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents and Notes to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and any Notes.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 4.4, all of which have been obtained or made prior to or on the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Borrower and its Restricted Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.  This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party.  This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                                      No Legal Bar.  The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

4.6                                      No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, except as described on Schedule 4.6, (a) which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

4.7                                      No Default.  Since the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect.  Since the Closing Date, no Default or Event of Default has occurred and is continuing.

4.8                                      Ownership of Property; Liens.  Each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property (and, as of the Closing Date, each of the real properties described on Schedule 4.8), and good title to, or a valid leasehold interest in, all its other material property, except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

4.9                                      Intellectual Property.  The Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business substantially as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.

4.10                               Taxes.  To the knowledge of the Borrower, each of the Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property, including the Mortgaged Properties, and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (other than, for purposes of this subsection 4.10, any (i) taxes, fees, other charges or Liens with respect to which the failure to pay, or the existence thereof, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holding, the Borrower or one or more of its Restricted Subsidiaries, as the case may be).

4.11                               Federal Regulations.  No part of the proceeds of any Extensions of Credit will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

4.12                               ERISA.

(a)                                 During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect:  (i) a Reportable Event; (ii) with respect to any Plan, any failure to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA), whether or not waived; (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (viii) any liability of the Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Reorganization or Insolvency of any Multiemployer Plan; or (x) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA; provided that the representation made in clauses (ii) and (ix) of this subsection 4.12(a) with respect to a Multiemployer Plan is based on knowledge of the Borrower.

(b)                                 With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect:  (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

4.13                               Collateral.  Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement, the Holding Pledge Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (i) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (ii) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (iii) all Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent and (iv) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein and with respect to Mortgages, only as relates to the real property security interest granted pursuant thereto) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein.  Notwithstanding any other provision of this Agreement, capitalized terms that are used in this subsection 4.13 and not defined in this Agreement are so used as defined in the applicable Security Document.

4.14                               Investment Company Act.  The Borrower is not an “investment company” within the meaning of the Investment Company Act.

4.15                               Subsidiaries.  Schedule 4.15 sets forth all the Subsidiaries of the Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Borrower therein.

4.16                               Purpose of Loans.  The proceeds of the Term Loans shall be used by the Borrower (a) to finance, in part, the Transactions, (b) to pay certain transaction fees and expenses related to the Transactions and (c) for working capital, capital expenditures and other general corporate purposes.

4.17                               Environmental Matters.  Other than as disclosed on Schedule 4.17 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)                                 the Borrower and its Restricted Subsidiaries are in compliance with all Environmental Laws and Environmental Permits and all such permits are in full force and effect;

(b)                                 Materials of Environmental Concern are not present at, and have not been Released at, under or from any real property or facility presently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or at any other location, in a manner or amount which could reasonably be expected to result in violation of any applicable Environmental Law or give rise to liability or other Environmental Costs of the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law;

(c)                                  there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Restricted Subsidiaries, or to the knowledge of the Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened;

(d)                                 neither the Borrower nor any of its Restricted Subsidiaries is conducting or financing any investigation, removal, remedial or other corrective action pursuant to any Environmental Law;

(e)                                  neither the Borrower nor any of its Restricted Subsidiaries has treated, stored, used, handled, transported, Released, disposed or arranged for disposal or transport for disposal or treatment of Materials of Environmental Concern at, on, under or from any currently or formerly owned, operated or leased real property; and

(f)                                   neither the Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

4.18                               No Material Misstatements.  The written factual information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Restricted Subsidiaries taken as a whole.  It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

SECTION 5                                         CONDITIONS PRECEDENT.

5.1                                      Conditions to Effectiveness and Initial Extension of Credit.  This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)                                 Loan Documents.  The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender of:

(i)                                     this Agreement, executed and delivered by a duly authorized officer of the Borrower;

(ii)                                  each of the Guarantee and Collateral Agreement and the Holding Pledge Agreement, executed and delivered by a duly authorized officer of each Loan Party signatory thereto, and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party; and

(iii)                               acknowledgements to the Intercreditor Agreements, executed and delivered by a duly authorized officer of each Loan Party signatory thereto;

provided that clauses (f) and (g) of this subsection 5.1 notwithstanding, to the extent any guarantee or collateral is not provided on the Closing Date after Holding and its Subsidiaries having used commercially reasonable efforts to do so (it being understood that UCC-1 financing statements shall have been provided), the provisions of clauses (f) and (g) shall be deemed to have been satisfied and the Loan Parties shall be required to provide such guarantees and collateral in accordance with the provisions set forth in subsection 6.11.

(b)                                 Debt Financings.

(i)                                     Notes Indentures.  Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, the Borrower shall have entered into the Senior Notes Indentures.

(ii)                                  ABL Credit Agreement. Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, the Borrower and certain subsidiaries of the Borrower shall have entered into the ABL Credit Agreement.

(iii)                               Documentation. On the Closing Date, the Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, a complete and correct copy of the Senior Notes Indentures and the ABL Credit Agreement, in each case certified as such by an appropriate officer of the Borrower.

(c)                                  Lien Searches.  The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent of the Uniform Commercial Code in effect in the applicable jurisdiction, judgment and tax lien filings that have been filed with respect to personal property of the Borrower and its Subsidiaries in each of the jurisdictions set forth in Schedule 5.1(c).

(d)                                 Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions, each in a form reasonably satisfactory to the Administrative Agent:

(i)                                     the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of Holding, the Borrower and the other Loan Parties;

(ii)                                  the executed legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to certain of the Loan Parties;

(iii)                               the executed legal opinion of Holland & Knight LLP, special Florida counsel to certain Loan Parties;

(iv)                              the executed legal opinion of Holland & Knight LLP, special Maryland counsel to certain Loan Parties;

(v)                                 the executed legal opinion of Holland & Hart LLP, special Nevada counsel to certain Loan Parties; and

(vi)                              the executed legal opinion of Clark Hill Plc, special Michigan counsel to certain Loan Parties.

(e)                                  Officer’s Certificate.  The Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date, substantially in the form of Exhibit R, with appropriate insertions and attachments.

(f)                                   Perfected Liens.  The Collateral Agent shall have obtained a valid security interest in the Collateral (to the extent contemplated in the applicable Security Documents) other than with respect to the Mortgaged Properties; and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens; provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by making a filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder; and subject in each case to the proviso in clause (a) of this subsection 5.1.

(g)                                  Pledged Stock; Stock Powers; Pledged Notes; Endorsements.  The Collateral Agent or the Cash Flow Collateral Representative (as bailee for perfection on behalf of the Collateral Agent) shall have received (subject to the proviso in clause (a) of this subsection 5.1):

(i)                                     the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement and the Holding Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii)                                  the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement.

(h)                                 Fees.  The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Borrower to them on or prior to the Closing Date, including the fees referred to in subsection 3.5.

(i)                                     Corporate Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions or equivalent action, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary, an Assistant Secretary or other authorized representatives of such Loan Party as of the Closing Date, which certificate shall be in substantially the form of Exhibit S and shall state that the resolutions or other action thereby certified have not been amended, modified (except as any later such resolution or other action may modify any earlier such resolution or other action), revoked or rescinded and are in full force and effect.

(j)                                    Incumbency Certificates of the Loan Parties.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers or other authorized signatories of such Loan Party executing any Loan Document substantially in the form of Exhibit S executed by a Responsible Officer or other authorized representative and the Secretary, any Assistant Secretary or another authorized representative of such Loan Party.

(k)                                 Governing Documents.  The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary, an Assistant Secretary or other authorized representative of such Loan Party pursuant to a certificate substantially in the form of Exhibit S.

(l)                                     Representations and Warranties.   All representations and warranties set forth in Section 4 and in the other Loan Documents shall be true and correct in all material respects on and as of the date they are made (although any representations and warranties that expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or the respective period, as the case may be).

(m)                             Solvency.  The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower (or another authorized financial officer the Borrower) certifying the Solvency of the Borrower substantially in the form of Exhibit T.

(n)                                 Flood Certificates.  Each applicable Loan Party shall have delivered to the Administrative Agent (1)a completed Flood Certificate with respect to each Mortgaged Property and, in connection therewith, each such Flood Certificate shall (A) be addressed to the Collateral Agent, (B) state whether the community in which the applicable Mortgaged Property is located participates in the Flood Program, and (C) be signed by the applicable Loan Party on the second page thereof if such Flood Certificate states that the subject Mortgaged Property is located in a Flood Zone, which second page constitutes the notice from the Administrative Agent to the applicable Loan Party required by Section 208.25 of

Regulation H of the Board and (2) and if such Mortgage Property is located in a Flood Zone, evidence of flood insurance as required under Section 6.5(b)(i)

(o)                                 Outstanding Indebtedness.  All principal accrued and unpaid interest, and other amounts then due and owing under the Predecessor ABL Credit Agreement and the Predecessor Credit Agreement shall have been or shall substantially contemporaneously be, paid in full and all commitments thereunder shall have been, or shall substantially contemporaneously be, terminated, and any Liens on the Collateral granted by any Loan Party to secure such obligations shall have been, or shall substantially contemporaneously be, terminated and released, and the Borrower’s Senior Notes (as defined in the Predecessor Credit Agreement) shall have been paid or redeemed in full or otherwise replaced.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 5.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

5.2                                      Conditions Precedent to Each Other Extension of Credit.  The obligation of each Lender to make any Extension of Credit requested to be made by it on any date (other than the Closing Date) is subject to the satisfaction of each of the following conditions precedent:

(a)                                 Representations and Warranties.  All representations and warranties set forth in Section 4 and in the other Loan Documents shall be true and correct in all material respects on and as of the date they are made (although any representations and warranties that expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or the respective period, as the case may be); and

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing or would result from any such Extension of Credit after giving effect thereto on the date of such Extension of Credit.

Each Borrowing of Loans by the Borrower (after the Closing Date) shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Borrowing that the conditions contained in this subsection 5.2 have been satisfied (except that no opinion need be expressed as to the Administrative Agent’s or the Required Lenders’ satisfaction with any document, instrument or other matter).

SECTION 6                                         AFFIRMATIVE COVENANTS.  The Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Note, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of the Restricted Subsidiaries to:

6.1                                      Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)                                 as soon as available, but in any event not later than the 105th day following the end of each fiscal year of the Borrower ending on or after February 3, 2013, (i) a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of earnings, stockholders’ equity and comprehensive income and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without qualification arising out of the scope of the audit by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (which report may contain a “going concern” or like qualification or exception if such qualification or exception is related (whether or not such relation is expressly stated in such report) to the maturity of Senior Subordinated Notes occurring after the date of such report), and (ii) a narrative report and management’s discussion and analysis, in a form substantially similar to past practice or otherwise reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this subsection 6.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification (except as expressly permitted above), or qualification arising out of the scope of the audit);

(b)                                 as soon as available, but in any event not later than the 60th day following the end of each of the first three quarterly periods of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of earnings and comprehensive income and cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) and (ii) a narrative report and management’s discussion and analysis, in form substantially similar to past practice or otherwise reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Borrower’s obligations under this subsection 6.1(b) with respect to such quarter);

(c)                                  to the extent applicable, concurrently with any delivery of consolidated financial statements under subsection 6.1(a) or (b), related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from the accounts of the Borrower and its Restricted Subsidiaries; and

(d)                                 all such financial statements delivered pursuant to subsection 6.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to subsection 6.1(b), shall be) certified by a Responsible Officer of the Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 6.1(b), for the absence of certain notes).

6.2                                      Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)                                 concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate (or report) of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate (or report) (which certificate (or report) may be limited to the extent required by accounting rules or guidelines (including internal policy of the independent certified public accountants));

(b)                                 concurrently with the delivery of the financial statements and reports referred to in subsections 6.1(a) and (b), a certificate signed by a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, the Borrower and each of its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate;

(c)                                  as soon as available, but in any event not later than the 105th day after the beginning of fiscal year 2013 of the Borrower and the 105th day after the beginning of each fiscal year of the Borrower thereafter, a copy of the annual business plan for such year by the Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Borrower and its Subsidiaries), each such business plan to be accompanied by a certificate signed by the Borrower and delivered by a Responsible Officer of the Borrower to the effect that such projections have been prepared on the basis of assumptions believed by the Borrower to be reasonable at the time of preparation and delivery thereof;

(d)                                 within five Business Days after the same are sent, copies of all financial statements and reports which Holding or the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holding or the Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e)                                  within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holding or the Borrower may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(f)                                   with reasonable promptness, such additional information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

6.3                                      Payment of Taxes.  Pay, discharge or otherwise satisfy at or before they become delinquent, all its material Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Restricted Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.4                                      Maintenance of Existence.  Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 7.3 or 7.4, provided that the Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.5                                      Maintenance of Property; Insurance.

(a)                                 Keep all property useful and necessary in the business of the Loan Parties, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on, or self-insure, all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Loan Parties and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times the Collateral Agent or the Cash Flow Collateral Representative (as bailee for perfection for the Collateral Agent), for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies, and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to property insurance for the Mortgaged Properties, maintained by the Borrower and any Subsidiary Guarantor that is a Loan Party; provided that, (A) unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Borrower any amounts received by it as loss payee under any such property insurance maintained by such Loan Parties and (for the avoidance of doubt) any other proceeds from a Recovery Event, the disposition of such amounts to be subject to the provisions of subsection 3.4(c) to the extent applicable, and, (B) unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Borrower and/or the applicable Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

(b)                                 With respect to each property of such Loan Parties subject to a Mortgage:

(i)                                     If any portion of any such property is located in an area identified as a Flood Zone by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained, flood insurance in such total amount as is customary with companies in the same or similar businesses operating in the same or similar locations, and otherwise in compliance with the Flood Program and reasonably satisfactory to the Administrative Agent,

(ii)                                  The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Such Loan Party shall not use or permit the use of such property in any manner that would reasonably be expected to result in the cancellation of any such insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to subsection 6.5(a),

(iii)                               If any such Loan Party is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which such Loan Party had insured such property, and pay the premium or premiums therefor, and the Borrower shall pay or cause to be paid to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%,

(iv)                              If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $50.0 million, the Borrower shall give prompt notice thereof to the Administrative Agent.  All insurance proceeds paid or payable in connection with any damage or casualty to any such property shall be applied in the manner specified in subsection 6.5(a).

6.6                                      Inspection of Property; Discussions.  Permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers and employees of the Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice; provided that (a) except during the continuation of an Event of Default, only one such visit shall be at the Borrower’s expense, and (b) during the continuation of an Event of Default, the Administrative Agent and its representatives may do any of the foregoing at the Borrower’s expense.

6.7                                      Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)                                 as soon as possible after a Responsible Officer of the Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)                                 as soon as possible after a Responsible Officer of the Borrower knows thereof, any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any Governmental Authority, which would reasonably be expected to be adversely determined, and if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)                                  as soon as possible after a Responsible Officer of the Borrower knows thereof, any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d)                                 the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower or any of its Restricted Subsidiaries knows thereof:  (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; and

(e)                                  as soon as possible after a Responsible Officer of the Borrower knows thereof, (i) any Release by the Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such Release would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

6.8                                      Environmental Laws.  (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with respect to any property leased or subleased from, or operated by the Borrower or its Restricted Subsidiaries with, all applicable Environmental Laws including all Environmental Permits and all orders and directions of any Governmental Authority; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Restricted Subsidiaries.  Noncompliance shall not constitute a breach of this subsection 6.8, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake reasonable efforts, if any, to achieve compliance; and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

6.9                                      After-Acquired Real Property and Fixtures; Addition of Subsidiaries.

(a)                                 With respect to any owned real property or fixtures thereon, in each case with a purchase price or a fair market value (as determined in good faith by the Borrower) at the time of acquisition of at least $5.0 million in which the Borrower or any of its Restricted Subsidiaries that is a Loan Party (and in any event excluding any Foreign Subsidiary and any Excluded Subsidiary) acquires ownership rights at any time after the Closing Date, promptly grant to the Collateral Agent for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 6.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by any Loan Party or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this subsection 6.9 on any owned real property or fixtures the acquisition of which is or is to be financed or refinanced in whole or in part through the incurrence of Indebtedness permitted by subsection 7.1, until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 7.1) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing.  In connection with any such grant to the Collateral Agent, for the benefit of the Lenders and the other Secured Parties, of a Lien of record on any such real property in accordance with this subsection, the Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)                                 With respect to any Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Secured Parties such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent or the Cash Flow Collateral Representative (as bailee for perfection on behalf of the Collateral Agent) the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c)                                  (x) With respect to any Foreign Subsidiary or Unrestricted Subsidiary (other than an Excluded Subsidiary) created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), the Capital Stock of which is owned directly by the Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary or Unrestricted Subsidiary that it believes is or is likely to become material to the Borrower and its Restricted Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the Collateral Agent, for the benefit of the Secured Parties, a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary or Unrestricted Subsidiary that is directly owned by the Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (provided that in no event shall more than 65.0% of the Capital Stock of any such new Foreign Subsidiary that is so owned be required to be so pledged, and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary or Unrestricted Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Borrower or any of its Subsidiaries was made therein other than any agreement entered into primarily for the purposes of imposing such a restriction) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent or the Cash Flow Collateral Representative (as bailee for perfection on behalf of the Collateral Agent) the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Foreign Subsidiary or Unrestricted Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein.

(d)                                 At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(e)                                  Notwithstanding anything to the contrary in this Agreement, (A) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (B) nothing in this subsection 6.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Loan Party acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

6.10                               [Reserved.]

6.11                               Post-Closing Agreements.

(a)                                 Security Perfection.  The Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and guarantees described in subsection 5.1(f) and 5.1(g) that are not so provided on the Closing Date and to satisfy each other condition precedent that was not actually satisfied, but rather “deemed” satisfied on the Closing Date pursuant to the provisions set forth in subsection 5.1, and in any event to provide such perfected security interests and guarantees and to satisfy such other conditions within the applicable time periods set forth on Schedule 6.11(a), as such time periods may be extended by the Administrative Agent, in its sole discretion.

(b)                                 Real Property.  The applicable Loan Parties shall obtain and deliver to Administrative Agent, within one hundred and eighty (180) days after the Closing Date (unless waived or extended by Administrative Agent in its sole discretion), to the extent delivery has not been waived by Administrative Agent in its discretion, the following:

(i)                                     each of the Mortgages, executed and delivered by a duly authorized officer of the Loan Party signatory thereto;

(ii)                                  the executed legal opinion of each local counsel in the jurisdiction set forth on Schedule 6.11(b)(ii), with respect to collateral security matters in connection with the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent;

(iii)                               in respect of each of the Mortgaged Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated as of the date the applicable Mortgage is executed and delivered.  Each such policy shall (i) be in the amount set forth with respect to such policy in Schedule 6.11(b)(iii) or in an amount otherwise reasonably satisfactory to the Collateral Agent; (ii) insure that the Mortgage insured thereby creates a valid Lien on the Mortgaged Properties encumbered thereby free and clear of all defects and encumbrances, except as may be approved by the Collateral Agent, and except for Permitted Liens; (iii) name the Collateral Agent as the insured thereunder; (iv) be in the form of an ALTA Loan Policy; (v) contain such endorsements and affirmative coverage, as reasonably agreed to by the Collateral Agent and the Borrower; and (vi) be issued by the Title Insurance Company.  The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid or other reasonably satisfactory arrangements have been made, and the Collateral Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this subsection;

(iv)                              Parent shall have used reasonable best efforts to cause the Administrative Agent to have been named as an additional insured with respect to liability policies and the Collateral Agent to have been named as loss payee and mortgagee with respect to the property insurance maintained by any Loan Party with respect to the Mortgaged Properties;

(v)                                 new ALTA surveys (or existing surveys together with affidavits of no-change to the Title Insurance Company in lieu thereof) in such form as is sufficient to cause the Title Insurance Company to delete the standard “survey exception” from the title insurance policies delivered with respect to the Mortgaged Properties pursuant to subsection 6.11(b)(iii) on or prior to the date such policies are delivered (or to issue endorsements to such title insurance policies which have the effect of deleting the standard “survey exception”); and

(vi)                              a zoning report in lieu of a zoning endorsement with respect to each of the Mortgaged Properties.

SECTION 7                                         NEGATIVE COVENANTS.  The Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Note:

7.1                                      Limitation on Indebtedness.

(a)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that (x) the Borrower or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00 and (y) the aggregate principal amount of Indebtedness Incurred pursuant to the preceding clause (x) by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $150.0 million at any time outstanding.

(b)                                 Notwithstanding the foregoing paragraph (a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)                                     Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,100 million plus (B) (x) the greater of $1,700.0 million and the Borrowing Base less (y) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to subsection 7.1(b)(ix), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii)                                  Indebtedness (A) of any Restricted Subsidiary to the Borrower or (B) of the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that (x) any such Indebtedness owed to any Restricted Subsidiary that is not a Subsidiary Guarantor shall be expressly subordinated in right of payment to all obligations of the obligor with respect to the Term Loans and all Subsidiary Guarantees and provided further that (y) any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this subsection 7.1(b)(ii);

(iii)                               Indebtedness represented by the Senior Second Priority Notes, and the Senior Unsecured Notes issued on the Closing Date (or issued in respect thereof or in exchange therefor), any Indebtedness (other than the Indebtedness described in clause (i) or (ii) above) outstanding on the Closing Date, any Indebtedness represented by Senior Unsecured Notes issued in connection with the payment of PIK Interest (as defined in the Senior Unsecured Notes Indenture) and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this subsection 7.1(b)(iii) or subsection 7.1(a);

(iv)                              Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $150.0 million and 3.0% of Consolidated Tangible Assets;

(v)                                 Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or

(B) consisting of accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Restricted Subsidiaries;

(vi)                              (A) (i) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 7.1), or (B) without limiting subsection 7.2, Indebtedness of the Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 7.1);

(vii)                           Indebtedness of the Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)                        Indebtedness of the Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations entered into for bona fide hedging purposes, or (D) Management Guarantees or Management Indebtedness, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, or (H) Junior Capital in an amount not to exceed $100.0 million in the aggregate at any time outstanding or (I) Bank Products Obligations;

(ix)                              Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); (2) in the event such Indebtedness shall become recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this subsection 7.1 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Borrower may classify such Indebtedness in whole or in part as Incurred under this subsection 7.1(b)(ix);

(x)                                 Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xi)                              Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation); provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to subsection 7.1(a) or (2) the Consolidated Coverage Ratio of the Borrower would equal or exceed the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xii)                           Indebtedness of the Borrower or any Restricted Subsidiary Incurred as consideration in connection with, or otherwise to finance, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding $100.0 million;

(xiii)                        Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $150.0 million and 3.5% of Consolidated Tangible Assets; and

(xiv)                       (i) Indebtedness of the Borrower or any Restricted Subsidiary (a) pursuant to this Agreement and the other Loan Documents, (b) pursuant to the ABL Facility or (c) constituting Additional Permitted Obligations, provided that the aggregate principal amount for all such Indebtedness Incurred in reliance on this clause (i) of this subsection 7.1(b)(xiv) on the date of the incurrence of any such Indebtedness shall not exceed an amount if, after giving effect to the Incurrence of such amount (assuming such amount had Senior Lien Priority or Pari Passu Priority and, in the case of amounts under a revolving commitment, including the unused portion of such revolving commitments in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this subsection 7.1(b)(xiv)), the Consolidated Secured First Lien Leverage Ratio would exceed 3.25 to 1.00 (as set forth in an officer’s certificate of a Responsible Officer delivered to the Administrative Agent at the time of such Incurrence, together with calculations demonstrating compliance with such ratio), (ii) Indebtedness in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with subsection 2.6 and (iii) Refinancing Indebtedness in respect of the Indebtedness described in this clause (xiv).

(c)                                  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this subsection 7.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this subsection 7.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in subsection 7.1(b), the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); provided that any Indebtedness Incurred pursuant to clause (b)(iv) of this subsection 7.1 as limited by the proviso thereto, or clause (b)(xiii) of this subsection 7.1, shall, at the Borrower’s election, cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of subsection 7.1(a) from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under subsection 7.1(a) without reliance on such clause; (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and (iv) the principal amount of Indebtedness outstanding under any clause of subsection 7.1(b) shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.  Any Indebtedness Incurred by the Borrower on the Closing Date under the Term Facility, the Senior First Priority Notes or the ABL Facility shall be classified as Incurred under subsection 7.1(b)(i).

(d)                                 For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower’s option, (i) the Closing Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder or (iii) the date of such Incurrence.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

7.2                                      Limitation on Liens.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, securing any Indebtedness, except for the following Liens:

(a)                                 Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Borrower and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)                                  pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)                                 pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(f)                                   Liens existing on, or provided for under written arrangements existing on, the Closing Date, which Liens or arrangements are set forth on Schedule 7.2, or (in the case of any such Liens securing Indebtedness of the Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)                                  (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)                                 Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with subsection 7.1;

(i)                                     Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)                                    leases, subleases, licenses or sublicenses to or from third parties;

(k)                                 Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with subsections 7.1(b)(i), (iv), (v), (vii), (viii) (other than Junior Capital), (ix) or (xiv), or subsection 7.1(b)(iii) (other than the Senior Unsecured Notes, the Senior Subordinated Notes or Refinancing Indebtedness Incurred in respect of Indebtedness under Senior Unsecured Notes, Senior Subordinated Notes or described in subsection 7.1(a)), (2) (A) Acquisition Indebtedness Incurred in compliance with subsection 7.1(b)(x) or (xi), provided that (x) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Borrower or any Restricted Subsidiary, in any transaction to which such Acquisition Indebtedness relates or (y) on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence, the Consolidated Secured First Lien Leverage Ratio would equal or be less than the Consolidated Secured First Lien Leverage Ratio immediately prior to giving effect thereto or (B) any Refinancing Indebtedness Incurred in respect thereof, (3) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited, in the case of this clause (3), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor), (4) Indebtedness or other obligations of any Special Purpose Entity, or (5) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

(l)                                     Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (l), if a Person other than the Borrower is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(m)                             Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n)                                 any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)                                 Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p)                                 Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Borrower or any Subsidiary (other than Liens on property or assets of the Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under subsection 7.1, on assets that are the subject of such repurchase agreements or (12) in favor of any Special Purpose Entity in connection with any Financing Disposition;

(q)                                 other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $75.0 million at any time outstanding;

(r)                                    Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with subsection 7.1, provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this subsection 7.2(r)), the Consolidated Secured First Lien Leverage Ratio shall not exceed 3.25:1.00; and

(s)                                   Liens on the Collateral, if such Liens expressly have Junior Lien Priority on such Collateral in relation to the Loans and the Subsidiary Guarantees, as applicable.

For purposes of determining compliance with this subsection 7.2, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described above but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this subsection 7.2.

7.3                                      Limitation on Fundamental Changes.

(a)                                 The Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)                                     the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Borrower) will expressly assume all the obligations of the Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii)                                  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)                               immediately after giving effect to such transaction, either (A) the Borrower (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to subsection 7.1(a), or (B) the Consolidated Coverage Ratio of the Borrower (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect to such transaction;

(iv)                              each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction);

(v)                                 to the extent required to be Collateral pursuant to the terms of the Security Documents and this Agreement, the Collateral owned by the Successor Company will (a) continue to constitute Collateral under the Security Documents and (b) be subject to a Lien in favor of the Collateral Agent; and

(vi)                              the Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this subsection 7.3(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in clause (d) of this subsection 7.3.

(b)                                 Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this subsection 7.3, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with subsection 7.1.

(c)                                  The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Loan Documents, and thereafter the predecessor Borrower shall be relieved of all obligations and covenants under this Agreement, except that the predecessor Borrower in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Loans.

(d)                                 Clauses (ii) and (iii) of subsection 7.3(a) will not apply to any transaction in which the Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Borrower in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary so long as all assets of the Borrower and its Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such

Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.  Subsection 7.3(a) will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Borrower or (2) the Transactions.

7.4                                                              Limitation on Asset Dispositions; Proceeds from Asset Dispositions and Recovery Events.

(a)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i)                                     the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined in good faith by the Borrower, which determination shall be conclusive (including as to the value of all non-cash consideration);

(ii)                                  in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Borrower or such Restricted Subsidiary is in the form of cash; and

(iii)                               to the extent required by subsection 7.4(b), an amount equal to 100.0% of the Net Available Cash from such Asset Disposition (other than the Net Available Cash from the Power Solutions Asset Sale) is applied by the Borrower (or any Restricted Subsidiary, as the case may be) as provided in such subsection.

(b)                                 In the event that on or after the Closing Date, (x) the Borrower or any Restricted Subsidiary shall make an Asset Disposition (other than the Power Solutions Asset Sale) or (y) a Recovery Event shall occur, an amount equal to 100.0% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by the Borrower (or any Restricted Subsidiary, as the case may be) as follows:

(A)                               To the extent that such Net Available Cash is in respect of a Recovery Event or from an Asset Disposition of Collateral, an amount equal to 100.0% of the Net Available Cash from such Recovery Event or such Asset Disposition shall be applied by the Borrower (or any Restricted Subsidiary, as the case may be):

(i)                                     first, either (x) to the extent that such Net Available Cash is from an Asset Disposition of, or Recovery Event with respect to, any ABL Priority Collateral, and to the extent that the Borrower or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness under the ABL Facility or any other Indebtedness constituting ABL Obligations), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness within 450 days after the later of the date of such Asset Disposition or Recovery Event and the date of receipt of such Net Available Cash, or (y) to the extent that the Borrower or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Borrower or another

Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition or Recovery Event and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project; and

(ii)                                  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (i) above to prepay the Term Loans in accordance with subsection 3.4(c) (subject to subsections 3.4(d) and 3.4(e) thereof) and (to the extent the Borrower or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any Senior First Priority Notes, any Additional Obligations of the Borrower or a Restricted Subsidiary having Pari Passu Lien Priority, or any other Indebtedness having Pari Passu Lien Priority, pursuant to the agreements governing such other Indebtedness;

(iii)                               third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (i) and (ii) above (including an amount equal to the amount of any prepayment otherwise contemplated by clause (ii) above in connection with such Asset Disposition or Recovery Event that is declined by any Lender), to fund any general corporate purposes (including but not limited to the repurchase, repayment or other acquisition or retirement of any Senior Second Lien Priority Notes, Senior Unsecured Indebtedness, Senior Subordinated Notes or Subordinated Obligations),

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (ii) above, the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this subsection 7.4(b)(A), the Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this subsection 7.4(b)(A) (x) except to the extent that the aggregate Net Available Cash from all Asset Dispositions and Recovery Events subject to this subsection 7.4(b)(A) or equivalent amount that is not applied in accordance with this subsection 7.4(b)(A) exceeds $75.0 million and (y) in the case of any Asset Disposition by, or Recovery Event relating to any asset of, the Borrower or any Restricted Subsidiary that is not a Subsidiary Guarantor, to the extent that (i) any Net Available Cash from such Asset Disposition or Recovery Event is subject to any restriction on the transfer of all or any portion thereof directly or indirectly to the Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (ii) in the good faith determination of the Borrower (which determination shall be conclusive) the transfer of all or any portion of any Net Available Cash from such Asset Disposition directly or indirectly to the Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Borrower, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any material adverse tax consequence for the Borrower or any Restricted Subsidiary, or (F) any cost, expense, liability or obligation (including any Tax) other than routine and immaterial out-of-pocket expenses.

(B)  To the extent that such Net Available Cash is in respect of an Asset Disposition of any assets not constituting Collateral (“Other Assets”), an amount equal to 100.0% of the Net Available Cash from such Asset Disposition shall be applied by the Borrower (or any Restricted Subsidiary, as the case may be):

(i)                                     first, either (x) to the extent that the Borrower elects (or is required by the terms of any Credit Facility Indebtedness, any Senior Indebtedness of the Borrower or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Borrower or a Restricted Subsidiary) within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent that the Borrower or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Borrower or another Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project;

(ii)                                  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above, to prepay the Term Loans in accordance with subsection 3.4(c) (subject to subsections 3.4(d) and 3.4(e) thereof) and (to the extent the Borrower or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any Senior First Lien Priority Notes, any Additional Obligations of the Borrower or a Restricted Subsidiary having Pari Passu Lien Priority, or any other Indebtedness having Pari Passu Lien Priority, pursuant to the agreements governing such other Indebtedness; and

(iii)                               third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (i) and (ii) above (including an amount equal to the amount of any prepayment otherwise contemplated by clause (ii) above in connection with such Asset Disposition that is declined by any Lender), to fund any general corporate purposes (including but not limited to the repurchase, repayment or other acquisition or retirement of any Senior Second Lien Priority Notes, Senior Unsecured Indebtedness, Senior Subordinated Notes or Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (ii) above, the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this subsection 7.4(b)(B), the Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this subsection 7.4(b)(B) (x) except to the extent that the aggregate Net Available Cash from all Asset Dispositions subject to this subsection 7.4(b)(B) or equivalent amount that is not applied in accordance with this subsection 7.4(b)(B) exceeds $75.0 million and (y) in the case of any Asset Disposition by the Borrower or any Restricted Subsidiary that is not a Subsidiary Guarantor, to the extent that (i) any Net Available Cash from such Asset Disposition is subject to any restriction on the transfer of all or any portion thereof directly or indirectly to the Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (ii) in the good faith determination of the Borrower (which determination shall be conclusive) the transfer of all or any portion of any Net Available Cash from such Asset Disposition directly or indirectly to the Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Borrower, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any material adverse tax consequence for the Borrower or any Restricted Subsidiary, or (F) any cost, expense, liability or obligation (including any Tax) other than routine and immaterial out-of-pocket expenses.

(c)                                  For the purposes of subsection 7.4(a)(ii), the following are deemed to be cash:  (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Borrower or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $125.0 million and 2.5% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(d)                                 For the purposes of subsection 7.4(b)(A) and (B), (i) in the event of any Asset Disposition of Capital Stock of a Person that has any right, title or interest to or in assets constituting both Collateral and Other Assets, such Asset Disposition shall instead be deemed to be an Asset Disposition of such assets, and the Borrower shall allocate the Net Available Cash from such Asset Disposition between the Collateral and the Other Assets in proportion to their respective fair market values as determined by the Borrower in good faith (which determination shall be conclusive), (ii) any Asset Disposition of Capital Stock of any Person that has any right, title or interest to or in assets constituting only Other Assets will be subject to subsection 7.4(b)(B) and not subsection 7.4(b)(A), and (iii) any Asset Disposition of Capital Stock of any Person that has any right, title or interest to or in assets constituting only Collateral will be subject to subsection 7.4(b)(A) and not subsection 7.4(b)(B). .

7.5                                      Limitation on Dividends and Other Restricted Payments.

(a)                                 The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, Senior Second Priority Notes, Senior Unsecured Indebtedness or Subordinated Obligations (other than Subordinated Obligations owed to a Restricted Subsidiary and other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement (not made, in the case of any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Senior Unsecured Indebtedness or Subordinated Obligations, by exchange for, or out of the proceeds of, the Incurrence of Secured Indebtedness other than up to $300.0 million of borrowings under the ABL Facility in the aggregate)) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1)                                 a Default shall have occurred and be continuing (or would result therefrom);

(2)                                 the Borrower could not Incur at least an additional $1.00 of Indebtedness pursuant to subsection 7.1(a); or

(3)                                 the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A)                               50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on August 3, 2015, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100.0% of such negative number);

(B)                               the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Borrower) of property or assets received (x) by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after the Closing Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Borrower or any Restricted Subsidiary from the Incurrence by the Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Borrower (other than Disqualified Stock or Designated Preferred Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Borrower) of any property or assets, received by the Borrower or any Restricted Subsidiary upon such conversion or exchange;

(C)                               (i) the aggregate amount of cash and the fair value (as determined in good faith by the Borrower) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to subsection 7.5(b)(x) below, plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D)                               in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments or in the calculation of availability under subsection 7.5(b) below), an amount equal to the aggregate amount of cash and the fair value (as determined in good faith by the Borrower) of any property or assets received by the Borrower or a Restricted Subsidiary with respect to all such dispositions and repayments.

(b)                                 The provisions of subsection 7.5(a) above do not prohibit any of the following (each, a “Permitted Payment”):

(i)                                     (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Borrower (“Treasury Capital Stock”), Senior Second Priority Notes, Senior Unsecured Indebtedness, Senior Subordinated Notes or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Borrower, in each case other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under subsection 7.5(a)(3)(B) above and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to subsection 7.5(b)(xi), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii)                                  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Senior Second Priority Notes, Senior Unsecured Indebtedness or any Senior Subordinated Notes or other Subordinated Obligations (u) made by exchange for, or out of the proceeds of the Incurrence of Indebtedness of the Borrower or Refinancing Indebtedness Incurred in compliance with subsection 7.1 (provided that (A) in the case of any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Senior Unsecured Indebtedness, Senior Subordinated Notes or other Subordinated Obligations, if such Indebtedness is Incurred pursuant to subsection 7.1(b)(i) and has Senior Lien Priority or Pari Passu Lien Priority, then on the date of such Incurrence after giving effect thereto, the Consolidated Secured First Lien Leverage Ratio shall not exceed 3.25 to 1.0 (any such Indebtedness, “Secured Indebtedness”), and (B), in the case of any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Indebtedness incurred pursuant to subsection 7.1(b)(viii)(H), such Indebtedness or Refinancing Indebtedness shall be solely comprised of Subordinated Obligations), (v)  from declined amounts as contemplated by subsection 3.4(e), (w) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Borrower shall be in compliance with 3.4(j), (x) constituting Acquired Indebtedness, (y) constituting Indebtedness of the Borrower or any Restricted Subsidiary to a Restricted Subsidiary that is not a Subsidiary Guarantor that has been subordinated pursuant to subsection 7.1(b)(ii) or (z) from the proceeds of the Power Solutions Asset Sale and the transactions contemplated thereby;

(iii)                               any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice such dividend or redemption would have complied with subsection 7.5(a);

(iv)                              Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v)                                 loans, advances, dividends or distributions by the Borrower to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Borrower to repurchase or otherwise acquire Capital Stock of any Parent or the Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Borrower or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $50.0 million, plus (2) $10.0 million multiplied by the number of calendar years that have commenced since the Closing Date, plus (y) the Net Cash Proceeds received by the Borrower since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under subsection 7.5(a)(3)(B)(x) above, plus (z) the cash proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary (or by any Parent and contributed to the Borrower) since the Closing Date to the extent such cash proceeds are not included in any calculation under subsection 7.5(a)(3)(A) above; provided that any cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this subsection 7.5 or any other provision of this Agreement;

(vi)                              the payment by the Borrower of, or loans, advances, dividends or distributions by the Borrower to any Parent to pay, dividends on the common stock or equity of the Borrower or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6.0% of the aggregate gross proceeds received by the Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii)                           Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $50.0 million and 1.0% of Consolidated Tangible Assets;

(viii)                        loans, advances, dividends or distributions to any Parent or other payments by the Borrower or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix)                              payments by the Borrower, or loans, advances, dividends or distributions by the Borrower to any Parent to make payments, to holders of Capital Stock of the Borrower or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x)                                 dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi)                              (A) dividends on any Designated Preferred Stock of the Borrower issued after the Closing Date, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 and, in the case of cash dividends on Designated Preferred Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (B) any dividend on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by subsection 7.5(b)(i), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00:1.00 and, in the case of cash dividends on Refunding Capital Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Closing Date, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Borrower from the issuance or sale of such Designated Preferred Stock of such Parent;

(xii)                           Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $75.0 million and 1.50% of Consolidated Tangible Assets;

(xiii)                        distributions or payments of Special Purpose Financing Fees;

(xiv)                       dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with subsection 7.1; and

(xv)                          any Restricted Payment pursuant to or in connection with the Transactions or the 2007 Transactions;

provided that (A) in the case of subsections 7.5(b)(i)(y), (iii), (vi), (ix) and (xi)(B), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to subsections 7.5(b)(vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.  The Borrower, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

(c)                                  Notwithstanding the foregoing provisions of this subsection 7.5 and for so long as any Senior Subordinated Notes remains outstanding, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay any cash dividend or make any cash distribution on or in respect of the Borrower’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Borrower or any Parent, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of the Borrower or any Parent for cash from, the Investors, or Guarantee any Indebtedness of any Affiliate of the Borrower for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by subsection 7.5(a)(3), or the exceptions provided by subsection 7.5(b)(iii), (vii), (x) or (xii) or clause (xv) or (xviii) of the definition of

“Permitted Investment,” unless at the time and after giving effect to such payment, (x) the Consolidated Total Leverage Ratio of the Borrower would have been equal to or less than 6.0 to 1.0 and (y) such payment is otherwise in compliance with this subsection 7.5; provided that notwithstanding the refinancing in full of the Senior Subordinated Notes, to the extent that any agreement governing the Indebtedness so refinancing the Senior Subordinated Notes includes a provision substantially similar to this provision, the foregoing paragraph (c) (as modified as appropriate to conform to such provision) shall continue to apply notwithstanding the refinancing of the Senior Subordinated Notes for so long as such notes shall remain outstanding.

Notwithstanding any other provision of this Agreement,  this Agreement shall not restrict any redemption or other payment by the Borrower or any Restricted Subsidiary made as a Mandatory Principal Redemption (as defined in the Senior Unsecured Notes Indenture) in respect of the Senior Unsecured Notes or any similar “AHYDO saver” provision of any other agreement or instrument in respect of Senior Unsecured Indebtedness, and the Borrower’s determination in good faith of any Mandatory Principal Redemption Amount (as so defined) or the amount of any such similar “AHYDO saver” payment shall be conclusive and binding for all purposes under this Agreement.

7.6                                      Limitation on Transactions with Affiliates.

(a)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $40.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors.  For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this subsection 7.6(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)                                 The provisions of subsection 7.6(a) will not apply to:

(i)                                     any Restricted Payment Transaction,

(ii)                                  (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director or consultant of or to the Borrower, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Borrower or any of its Subsidiaries or any Parent (as determined in good faith by the Borrower or such Subsidiary or such Parent), (4) any transaction with an officer or director of the Borrower or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than

$100,000.00 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii)                               any transaction between or among any of the Borrower, one or more Restricted Subsidiaries, and/or one or more Special Purpose Entities,

(iv)                              any transaction arising out of agreements or instruments in existence on the Closing Date (other than any Tax Sharing Agreement or Management Agreement referred to in subsection 7.6(b)(vii)), and any payments made pursuant thereto,

(v)                                 any transaction in the ordinary course of business on terms that are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Borrower, or are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower,

(vi)                              any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity,

(vii)                           (1) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, and (2) payments to CD&R, Bain Capital or Carlyle or any of their respective Affiliates (w) of any and all out-of-pocket expenses in connection with the Transactions, (x) for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, of up to $7.5 million in any fiscal year (or such other amount as may be approved by a majority of the Disinterested Directors), (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Management Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii)                        the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), the execution, delivery and performance of all agreements and instruments in connection with the Transactions, and all fees and expenses paid or payable in connection with the Transactions,

(ix)                              any issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower or Junior Capital or any capital contribution to the Borrower,

(x)                                 any amendment, supplement, waiver or other modification to or of the Senior Unsecured Notes, the Senior Unsecured Notes Indenture or any related agreements, documents and instruments, or any of the terms and provisions of any thereof, to provide for the payment of interest in cash instead of in additional principal, or in additional principal instead of in cash, in each case in whole or in part, and

(xi)                              any investment by any Investor in securities of the Borrower or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all Investors constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities.

7.7                                      Limitation on Dispositions of Collateral.  The Borrower will not, and will not permit any Restricted Subsidiary that is a Loan Party to, convey, sell, transfer, lease, or otherwise dispose of any of the Collateral in any Asset Disposition, or attempt, offer or contract to do so (unless such attempt, offer or contract is conditioned upon obtaining any requisite consent of the Lenders hereunder), except for any Asset Disposition made or to be made in accordance with subsection 7.4, and the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Borrower may reasonably request in connection with any Asset Disposition (or any transaction excluded from the definition of such term).

7.8                                                          Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents.  The Borrower will not, and will not permit any Restricted Subsidiary to:

(a)                                 in the event of the occurrence of a Change of Control, repurchase or repay (other than as permitted by Section 7.5(b), including clause (ii)(w) thereof) any Senior Subordinated Notes incurred pursuant to subsection 7.1(b)(iii) then outstanding pursuant to the Senior Subordinated Notes Indenture;

(b)                                 amend, supplement, waive or otherwise modify any of the provisions (x) of the Senior Notes Indentures (including any Senior Notes incurred pursuant to subsection 7.1(b)(iii)) or (y) of the Senior Subordinated Notes Indenture (including any Senior Subordinated Notes incurred pursuant to subsection 7.1(b)(iii)):

(i)                                     except as permitted pursuant to subsection 7.1 or 7.5, which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Senior Notes or Senior Subordinated Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith;

(ii)                                  which relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Borrower or any of its Restricted Subsidiaries to any more onerous or more restrictive provisions; or

(iii)                               which otherwise adversely affects the interests of the holders of the Senior Notes or the Senior Subordinated Notes or the interests of the Lenders under this Agreement or any other Loan Document in any material respect; or

(c)                                  effect any extension, refinancing, refunding, replacement or renewal of Indebtedness under the ABL Loan Documents, the Senior First Priority Notes Documents and the Senior Second Priority Notes Documents, in each case, unless such refinancing Indebtedness, to the extent secured by any assets of any Loan Party, is secured only by assets of the Loan Parties that constitute Collateral for the obligations of the Borrower hereunder and under the other Loan Documents pursuant to a security agreement subject to the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Base Intercreditor Agreement (as the same may be amended, supplemented, waived or otherwise modified from time to time, a “Replacement Intercreditor Agreement”).

The provisions of subsection 7.8(b) shall not restrict or prohibit (x) (i) any refinancing of the Senior Notes permitted pursuant to subsection 7.5 or (ii) any refinancing of the Senior Subordinated Notes permitted pursuant to subsection 7.5 or (y) any Incurrence of Additional Notes (as defined in any Senior Notes Indenture or Senior Subordinated Notes Indenture) permitted pursuant to subsection 7.1 or (z) any amendment, supplement, waiver or other modification to or of the Senior Unsecured Notes, the Senior Unsecured Notes Indenture or any related agreements, documents and instruments, or any of the terms and provisions of any thereof, to provide for the payment of interest in cash instead of in additional principal, or in additional principal instead of in cash, in each case in whole or in part.

7.9                                      Limitation on Restrictions on Distributions from Restricted Subsidiaries.  The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower, or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor, (ii) make any loans or advances to the Borrower or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor or (iii) transfer any of its property or assets to the Borrower or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(a)                                 pursuant to an agreement or instrument in effect at or entered into on the Closing Date, any Credit Facility, the Intercreditor Agreements, the Senior First Priority Notes, the Senior First Priority Notes Indentures, the other Senior First Priority Notes Documents, the Senior Second Priority Notes, the Senior Second Priority Notes Indenture, the other Senior Second Priority Notes Documents, the Senior Unsecured Notes, the Senior Unsecured Notes Indenture, the Senior Subordinated Notes or the Senior Subordinated Notes Indenture;

(b)                                 pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this subsection 7.9(b), if a Person other than the Borrower is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(c)                                  pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in subsection 7.9(a) or (b) above or this subsection 7.9(c) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower);

(d)                                 (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) on cash or other deposits, net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (vii) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements), (viii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary, (ix) pursuant to Hedging Obligations entered into for bona fide hedging purposes; or (x) pursuant to Bank Products Obligations;

(e)                                  with respect to a Restricted Subsidiary (or any of its property or assets), imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(f)                                   by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses; or

(g)                                  pursuant to an agreement or instrument (i) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to subsection 7.1, (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower), or (B) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (x) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Loans or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (iii) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

SECTION 8                                         EVENTS OF DEFAULT.  If any of the following events shall occur and be continuing:

(a)                                 The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or that is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  Any Loan Party shall default in the observance or performance of any agreement contained in subsection 6.7(a) or Section 7; provided that, in the case of a default in the observance or performance of its obligations under subsection 6.7(a), such default shall have continued unremedied for a period of two days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default; or

(d)                                 Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date a Responsible Officer of the Borrower shall have discovered or should have discovered such default and (ii) the date written notice has been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e)                                  (i) Any Loan Party or any of its Material Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness for borrowed money, or any Loan Party or any of its Material Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness, in each case (excluding the Loans and any Indebtedness owed to the Borrower or any Loan Party) in excess of $100.0 million beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) any Loan Party or any of its Material Restricted Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Loans) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than Section 8.10 (or any similar provision) of the ABL Credit Agreement), which default or other event or condition continues for a period of greater than 60 days and the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”) and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given or (iii) there shall have been an Acceleration of any Indebtedness (excluding the Loans) referenced to in clause (i) above; or

(f)                                   If (i) any Loan Party or any of its Material Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any of its Material Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that

(A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any of its Material Restricted Subsidiaries shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of its Material Restricted Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)                                  (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (ii) with respect to any Plan, any failure to satisfy minimum funding standards within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA) applicable to such Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, or (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against any Loan Party or any of its Material Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $100.0 million or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                                     (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Borrower or any Loan Party in each case that is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Commitments shall automatically immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and/or (ii), with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

After the exercise of remedies provided for in this Section 8 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the terms of any applicable Intercreditor Agreement, be applied by the Administrative Agent or the Collateral Agent in the following order:

(i)                                     first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with such collection or sale or otherwise in connection with any Loan Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

(ii)                                  second, to the Secured Parties, an amount equal to all interest and other amounts constituting Obligations under the Security Documents owing to them on the date of any distribution (other than principal) on the date of any distribution, and any interest accrued thereon and any fees, premiums and scheduled periodic payments due under Interest Rate Agreements, Currency Agreements, Commodities Agreements or Bank Products Agreements constituting Obligations under the Security Documents and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(iii)                               third, to the Secured Parties, an amount equal to (x)  the principal amount of all Obligations under the Security Documents and premium thereon in each case owing to them on the date of any distribution, and (y) any breakage, termination or other payments under Interest Rate Agreements, Currency Agreements, Commodities Agreements or Bank Products Agreements constituting Obligations under the Security Documents and any interest accrued thereon; and

(iv)                              fourth, any surplus then remaining shall be paid to the applicable Loan Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 9                                         THE AGENTS AND THE OTHER REPRESENTATIVES.

9.1                                      Appointment.  Each Lender hereby irrevocably designates and appoints Bank of America, N.A., as the Administrative Agent and Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Bank of America, N.A., as Administrative Agent and Collateral Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent or the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents or the Other Representatives.  Each of the Agents may perform any of its respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed that, for avoidance of doubt and without limiting the generality of the foregoing, the Administrative Agent and Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

9.2                                      Delegation of Duties.  In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent) and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

9.3                                      Exculpatory Provisions.  No Agent, any Other Representative or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 5, or (vi) the existence or possible existence of any Default or Event of Default, (vii) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents and (viii) the value or the sufficiency of any Collateral.  No Agent or any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any other Loan Party.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Agents and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Loan Party which may come into the possession of the Agents and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.  Each Lender agrees that the Agent and the Other Representatives (or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates) shall not: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

9.4                                      Reliance by the Administrative Agent.  Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with subsection 10.6 and all actions required by such subsection in connection with such transfer shall have been taken.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.  Each Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 10.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 10.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5                                      Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the

Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 10.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                                      Acknowledgements and Representations by Lenders.  Each Lender expressly acknowledges that no Agent or Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender.  Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither any Agent nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Each Lender (except, in the case of the following clause (1), any Affiliated Lender) represents to each other party hereto that (1) it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and (2) it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.  Each Lender acknowledges and agrees to comply with the provisions of subsection 10.6 applicable to the Lenders hereunder.

9.7                                      Indemnification.

(a)                                 The Lenders agree to indemnify each Agent (or any Affiliate thereof) and each Other Representative (or any Affiliate thereof) (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Credit Percentages in effect on the date on which indemnification is sought under this subsection 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against any Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this subsection 9.7(a) shall survive the payment of the Loans and all other amounts payable hereunder.

(b)                                 Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

9.8                                      The Agents and Other Representatives in Their Individual Capacity.  The Agents, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Loan Party as though the Agents and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents.  With respect to Loans made or renewed by them and any Note issued to them, the Agents and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not an Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Agents and the Other Representatives in their individual capacities.

9.9                                      Collateral Matters.

(a)                                 Each Lender authorizes and directs the Collateral Agent to enter into (x) the Security Documents, the Intercreditor Agreements and any Replacement Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents and the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement or any Replacement Intercreditor Agreement or enter into other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment as provided in subsection 2.5, any Increase Supplement as provided in subsection 2.5, any Lender Joinder Agreement as provided in subsection 2.5, any agreement required in connection with a Permitted Debt Exchange Offer pursuant to subsection 2.6 and any Extension Amendment as provided in subsection 2.7.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the Intercreditor Agreements, any Replacement Intercreditor Agreement, any other intercreditor agreement referred to in the previous sentence, any Intercreditor Agreement Supplement, any Incremental Commitment Amendment, any Increase Supplement, any Lender Joinder Agreement, any Extension Amendment or any agreement required in connection with a Permitted Debt Exchange Offer and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Administrative Agent and the Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)                                 The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, in each case at its option and in its discretion, to (A) release any Lien granted to or held by such Agent upon any Collateral (i) upon payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby and no other amounts owing hereunder, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with subsection 7.4, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 10.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents or the Intercreditor Agreements, (B) enter into any intercreditor agreement on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets or (C) to subordinate any Lien on any property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien.  Upon request by the Administrative Agent or the Collateral Agent, at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this subsection 9.9.

(c)                                  The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by subsection 10.17.  Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this subsection.

(d)                                 No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 9.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e)                                  The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

(f)                                   Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 10.18 with the written consent of the Agent party thereto and the Loan Party party thereto.

9.10                               Successor Agent.  Subject to the appointment of a successor as set forth herein, (i) the Required Lenders or the Borrower may, upon 10 days’ notice to the Administrative Agent (and in the case of a removal by the Required Lenders, the Borrower) remove the Administrative Agent or the Collateral Agent if such Agent or a controlling affiliate of such Agent is a Defaulting Lender and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent or Collateral

Agent shall resign or be removed as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower provided that such approval by the Borrower shall only be required so long as no Event of Default under subsection 8(a) or (f) has occurred and is continuing; provided further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion (and otherwise the Borrower may withhold such approval in its sole discretion), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  Additionally, after any retiring Agent’s resignation or removal as such Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

9.11                               Other Representatives.  None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of “Other Representative” contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

9.12                               [Reserved].

9.13                               Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses.

9.14                               Approved Electronic Communications.  Each of the Lenders and the Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).  The Approved Electronic Communications and the Approved Electronic Platform are provided (subject to subsection 10.16) “as is” and “as available.”

Each of the Lenders and (subject to subsection 10.16) each of the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 10                                  MISCELLANEOUS.

10.1                               Amendments and Waivers.

(a)                                 Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 10.1.  The Required Lenders, with the written acknowledgment of the Administrative Agent (which acknowledgment the Administrative Agent shall promptly deliver (and shall not have any power or discretion to withhold unless such amendment, supplement, modification or waiver impacts the rights and/or duties of the Administrative Agent or Collateral Agent, in each case, in such capacity) to the extent such amendment, supplement, modification or waiver complies with the terms of this Section 10.01 (including, to the extent relevant, that such amendment, supplement, modification or waiver shall have been consented to by the Required Lenders or the other applicable Lender consents required under this Section 10.1)), may, or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)                                     reduce or forgive the amount or extend the scheduled date of maturity of any Loan hereunder or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)                                  amend, modify or waive any provision of this subsection 10.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders,” or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 7.3 or 10.6(a)), in each case without the written consent of all the Lenders;

(iii)                               release any Guarantor under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)                              require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;

(v)                                 amend, modify or waive any provision of Section 9 without the written consent of the then Agents and of any Other Representative directly and adversely affected thereby; or

(vi)                              amend, modify or waive the order of application of payments set forth in subsection 3.4(d) or 3.8(a) hereof, Section 4.1 of the Base Intercreditor Agreement or Section 4.1 of the Cash Flow Intercreditor Agreement, in each case without the consent of the Supermajority Lenders;

provided further that, notwithstanding the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10.0 million in any fiscal year without the consent of any Lender.

(b)                                 Any waiver and any amendment, supplement or modification pursuant to this subsection 10.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)                                  Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of subsection 10.1(a) as originally in effect.

(d)                                 Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 10.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(e)                                  Notwithstanding any provision herein to the contrary, (x) this Agreement and the other Loan Documents may be amended in accordance with subsection 2.5 to incorporate the terms of any Incremental Commitments (including to add a new revolving facility under this Agreement with respect to any Incremental Revolving Commitment) with the written consent of the Borrower and the Lenders providing such Incremental Commitments, (y) the scheduled date of maturity of any Loan owed to any Lender may be extended, and this Agreement and the other Loan Documents may be amended to effect such extension in accordance with subsection 2.7, with the written consent of the Borrower and such Lender, as contemplated by subsection 2.7 or otherwise, and (z) the Borrower and the Administrative Agent may amend this Agreement without the consent of any Lender to cure any ambiguity, mistake, omission, defect or inconsistency, in each case without the consent of any other Person.  Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including subsection 3.4(a), 3.4(d), 3.8(a) or 10.7 hereof, may be amended as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment or any Extension Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Term Loans, any Incremental Commitments or Incremental Loans and any Extended Term Tranche, or to provide for the inclusion, as appropriate, of the Lenders of any Extended Tranche or Incremental Tranche in any required vote or action of the Required Lenders, Supermajority Lenders or of the Lenders of each Tranche hereunder (and with respect to non-pro rata borrowings and payments, only to the extent such amendment is not inconsistent with subsection 2.5(d)(i)(C)(II) or 2.7(c)(ii)).  The Administrative Agent hereby agrees (if requested by the Borrower) to execute any amendment referred to in this clause (e) or an acknowledgement thereof.

(f)                                   If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 10.1(a), the consent of each Lender, the Supermajority Lenders or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower may, on prior written notice to the Administrative and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) upon notice to the Administrative Agent, prepay the relevant Loans in whole or in part, subject to subsection 3.12, without premium or penalty.  In connection with any such replacement under this subsection 10.1(f), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

10.2                               Notices.

(a)                                 All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, Administrative Agent and the Collateral Agent, as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower:	c/o HD Supply, Inc.
3100 Cumberland Blvd., Suite 1480
Atlanta, Georgia 30339
	Attention:	General Counsel
	Facsimile:	(770) 852-9466
	Telephone:	(770) 852-9000

with copies to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
	Attention:	Paul D. Brusiloff, Esq.
	Facsimile:	(212) 909-6836
	Telephone:	(212) 909-6000

The Administrative Agent:	Bank of America
Gateway Village 900 Building
900 W. Trade Street
Charlotte, NC 28255
Attention: Patrick Devitt
Telephone: (980) 387-4155
Electronic Mail: patrick.devitt@baml.com

The Collateral Agent:	BANK OF AMERICA PLAZA
901 MAIN ST
Mail Code: TX1-492-14-04
DALLAS TX 75202-3714
	Attention:	Jennifer Ollek
	Facsimile:	214 209 8374
	Telephone:	214 290 2642
Electronic Mail: jennifer.a.ollek@baml.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 3.2, 3.4 or 3.8 shall not be effective until received.

(b)                                 Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer.

10.3                               No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                               Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5                               Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Term Loan Facility and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments contemplated hereby and thereby) and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of such special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender, Other Representative and Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, Other Representative and Agent for, and hold each Lender, Other Representative and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify or reimburse each Lender, Other Representative and Agent, their respective affiliates, and their respective officers, directors, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including Environmental Costs), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law attributable to the operations of the Borrower or any of its Subsidiaries or any property or facility owned, leased or operated by the Borrower or any of its Subsidiaries or the presence of Materials of Environmental Concern at, on or under, and Release of Materials of Environmental Concern at, on, under or from any such properties or facilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent, any Other Representative or any Lender (or any of their respective affiliates, or any of their respective officers, directors, employees, shareholders, members, attorneys and other advisors, agents and controlling persons) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision, or by settlement tantamount thereto) of the Administrative Agent, any such other Agent, any such Other Representative or any such Lender (or any of their respective affiliates, or any of their respective officers, directors, employees, shareholders, members, agents, attorneys and other advisors, and controlling persons) and (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent, any

Other Representative or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  To the fullest extent permitted under applicable law, no Indemnitee shall be liable for any consequential or punitive damages in connection with the Term Loan Facility.  All amounts due under this subsection 10.5 shall be payable not later than 30 days after written demand therefor.  Statements reflecting amounts payable by the Loan Parties pursuant to this subsection 10.5 shall be submitted to the address of the Borrower set forth in subsection 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this subsection 10.5 to any Indemnitee with respect to any Taxes imposed, levied, collected, withheld or assessed by any Governmental Authority.  The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6                               Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) other than in accordance with subsection 7.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection 10.6.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               The Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 8(a) or (f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Borrower’s prior written consent shall be required for such assignment; and

(B)                               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below).

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, as the case may be, the amount of Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under subsection 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee, if applicable,  of $3,500.00 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(C)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this subsection 10.6, the term “Approved Fund” has the following meaning:  any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender or any natural person.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv)                              The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this subsection 10.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.  Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Person is a Disqualified Lender or an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph

(b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              On or prior to the effective date of any assignment pursuant to this subsection 10.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled.”

Notwithstanding the foregoing provisions of this subsection 10.6(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing (such consent not to be unreasonably withheld), the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to the Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”).  At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this subsection 10.6(b).  Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service.  If so elected by each of the Administrative Agent and the Borrower in writing (it being understood that the Borrower shall have no obligation to make such an election), the Administrative Agent’s and the Borrower’s approval of such Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service.  Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the Settlement Service as set forth herein.  The Borrower may withdraw its consent to the use of the Settlement Service at any time upon at least 10 Business Days prior written notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this subsection 10.6(b) would be entitled to receive any greater payment under subsection 3.10, 3.11 or 10.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 8(a) or (f) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)                                  (i)  Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations (other than to Disqualified Lenders and natural persons (it being understood that upon reasonable request to the Administrative Agent, a list of such Disqualified Lenders (with respect to financial institutions pursuant to clause (ii) of the definition thereof) shall be made available to any Lender)) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of subsection 10.1(a) and (2) directly and adversely affects such Participant.  Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 10.7(a) as though it were a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender.

(ii)                                  No Loan Party shall be obligated to make any greater payment under subsection 3.10, 3.11 or 10.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation.  No Participant shall be entitled to the benefits of subsection 3.11 to the extent such Participant fails to comply with subsection 3.11(b) and/or (c) or to provide the forms and certificates referenced therein to the Lender that granted such participation and such failure increases the obligation of the Borrower under subsection 3.11.

(iii)                               Subject to paragraph (c)(ii), any Lender other than a Conduit Lender may also sell participations on terms other than the terms set forth in paragraph (c)(i) above, provided such participations are on terms and to Participants satisfactory to the Borrower and the Borrower has consented to such terms and Participants in writing.

(iv)                              Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the interest and principal amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in its Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)                                 Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)                                   Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 10.6(b).  The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.  Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this subsection 10.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error.  Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 10.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)                                  If the Borrower wishes to replace the Loans under any Tranche with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders instead of prepaying the Loans of such Tranche to be replaced, to (i) require the Lenders to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 10.1 (with such replacement, if applicable, being deemed to have been made pursuant to subsection 10.1(f)).  Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Tranche in the same manner as would be required if such Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsections 3.4 or 3.12.  By receiving such purchase price, the Lenders under such Tranche, as applicable, shall automatically be deemed to have assigned the Loans under such Tranche pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit B, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h)                                 Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to any Parent, the Borrower, any Subsidiary or an Affiliated Lender and (y) any Parent, the Borrower and any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (x) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that any such Dutch auction by the Borrower or its Subsidiaries shall be made in accordance with subsection 3.4(i), or (y) open market purchases; provided that:

(i)                                     any Loans acquired by Holding, the Borrower or any Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;

(ii)                                  with respect to any assignment to or by an Affiliated Lender that is not an Affiliated Debt Fund,

(a)                                 such Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit U hereto (an “Affiliated Lender Assignment and Assumption”);

(b)                                   at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Loans held (or participated in) by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 30.0% of the aggregate principal amount of all Loans outstanding under this Agreement (and, for purposes of determining compliance with this subsection 10.6(h)(ii)(b), at the request of an Affiliated Lender party to such assignment the Administrative Agent shall request that each Sponsor confirm (and each Sponsor agrees to confirm) to the Administrative Agent the aggregate principal amount of Loans held (or participated in) by Affiliated Lenders affiliated with such Sponsor as of the date of such assignment);

(c)                                    any such assignment shall not be permitted so long as an Event of Default under subsection 8(a) or (f) has occurred and is continuing;

(d)                                   any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower, whether through a Parent or otherwise, and exchanged for debt or equity securities of the Borrower or such Parent that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any Loans so acquired by the Borrower shall be retired and cancelled promptly upon the acquisition thereof; and

(e)                                    no Incremental Revolving Commitments (or related Obligations) may be assigned to any Affiliated Lender that is not an Affiliated Debt Fund.

(iii)                               Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender that is not an Affiliated Debt Fund shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege.

(iv)                              Notwithstanding anything in subsection 10.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected

Lenders or all Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender that is not an Affiliated Debt Fund shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Affiliated Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable share of any payments of Loans to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender or (y) is of the type described in subsections 10.1(a)(i) through (vi) (other than subclause (v)); and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this subsection 10.6(h)(iv); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this subsection 10.6(h)(iv) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this subsection 10.6(h)(iii).

(v)                                 Each Affiliated Lender that is not an Affiliated Debt Fund, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption agreement shall provide a confirmation that, if any of Holdings, the Borrower or any Restricted Subsidiary shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (each, a “Bankruptcy Proceeding”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Term Loans (“Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with subsection 10.6(h)(iii) above, so long as such Affiliate Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders.  For the avoidance of doubt, the Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this subsection 10.6(h)(v) and the related provisions set forth in each Affiliated Lender Assignment and Assumption constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where Holdings, the Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holdings, the Borrower or such Restricted Subsidiary, as applicable.  Each Affiliated Lender that is not an Affiliated Debt Fund hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this subsection 10.6(h)(v).

10.7                               Adjustments; Set-off; Calculations; Computations.

(a)                                 If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8(f), or otherwise (except pursuant to subsection 2.6, 2.7, 3.4, 3.13(d), 10.1(f) or 10.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 8(a) to set-off and appropriate and apply against any amount then due and payable under subsection 8(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8                               Judgment.

(a)                                 If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 10.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 10.8 being hereinafter in this subsection 10.8 referred to as the “Judgment Conversion Date”).

(b)                                 If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 10.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from any Loan Party under this subsection 10.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)                                  The term “rate of exchange” in this subsection 10.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 Noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

10.9                               Counterparts; Electronic Execution of Assignments and Certain Other Documents.

(a)                                 This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(b)                                 The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.10                 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11                 Integration.  This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Agents or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12                        GOVERNING LAW.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.13                        Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 10.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

10.14                        Acknowledgements.  The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any other Agent, Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrower and the Lenders.

10.15                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16                        Confidentiality.

(a)                                 Each Agent, each Other Representative and each Lender agrees to keep confidential any information (x) provided to it by or on behalf of Holding or any of its Subsidiaries pursuant to or in connection with the Loan Documents or (y) obtained by such Lender based on a review of the books and records of Holding or any of its Subsidiaries; provided that nothing herein shall prevent the Agents or any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this subsection (or with other confidentiality provisions satisfactory to and consented to in writing by the Borrower) pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on IntraLinks™ or any other electronic distribution system)) for the benefit of Holding and the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 10.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 10.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Agent or Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Agent or such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement related to the Loan Documents, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement related to the Loan Documents, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s, Other Representative’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to Holding or the Borrower (or any of their respective Affiliates) being violated.  Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this subsection 10.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or Lender, respectively

(b)                                 Each Lender acknowledges that any such information referred to in subsection 10.16(a), and any information (including requests for waivers and amendments) furnished by the Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrower, the other Loan

Parties and their respective Affiliates or their respective securities.  Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

10.17                        Permitted Additional Indebtedness.  In connection with the incurrence by any Loan Party or any Subsidiary thereof of Permitted Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including, but not limited to, any Mortgages), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Permitted Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

10.18                        Incremental Indebtedness; Additional Indebtedness.  In connection with the incurrence by the Borrower or any of its Subsidiaries of any Incremental Indebtedness or Additional Obligations, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver any intercreditor agreements, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the property or assets of any Loan Party permitted to secure such Additional Obligations or Incremental Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

10.19                        USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and each Subsidiary Guarantor in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to the Administrative Agent or any Lender.

10.20                        Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debt relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative

Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.21                        OID Legend.  For the purposes of Section 1271 et seq. of the Code, the Term Loans are being issued with OID. For information about the issue price, the amount of OID, the issue date and the yield to maturity with respect to the Term Loans, please contact the Treasurer at (770) 852-9000.

10.22                        ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date first written above.

BORROWER:	HD SUPPLY, INC.

By:
Name:
Title:

AGENT AND LENDER:	[ ], as Administrative Agent, Collateral
Agent and Lender

By:
Name:
Title:

LENDER:	[ ], as Lender

By:
Name:
Title: